   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997
                                        Registration Statement No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                  FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             DIPLOMAT CORPORATION
           (Name of small business issuer as specified in its charter)

                                   Delaware
                           (State of Incorporation)

                                  13-3727399
                            (IRS Employer I.D. No.)

                                     5137
                         (Primary Standard Industrial
                           Classification Code No.)

                              25 Kay Fries Drive
                          Stony Point, New York 10980
                                (914) 786-5552

         (Address and Telephone Number of Principal Executive Offices
                       and Principal Place of Business)

                         Jonathan Rosenberg, President
                             Diplomat Corporation
                              25 Kay Fries Drive
                          Stony Point, New York 10980
                                (914) 786-5552

           (Name, address and telephone number of agent for service)

                                ---------------
                                  Copies to:

                            Jay M. Kaplowitz, Esq.
                           GERSTEN SAVAGE KAPLOWITZ
                               & FREDERICKS, LLP
                             101 East 52nd Street
                           New York, New York 10022
                                (212) 752-9700

               Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                       CALCULATION OF REGISTRATION FEE

Title of Each                                           Proposed
Class of                                                 Maximum                Proposed Maximum
Securities Being              Amount Being           Offering Price                Aggregate                  Amount of
Registered                     Registered            Per Security(1)             Offering Price           Registration Fee
----------------              ------------           ---------------            -----------------         ----------------
Common Stock(2)                1,250,000                 $3.825                   $4,781,250                 $1,448.86
Total Registration Fee                                                                                       $1,448.86

----------
(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.

(2) To be offered and sold by selling stockholders; registration fee based on the average of the bid and ask price for the common stock of the registrant on November 10, 1997 pursuant to 457(c).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                     (ii)

                             SUBJECT TO COMPLETION
                            DATED NOVEMBER 17, 1997

PROSPECTUS

                       1,250,000 Shares of Common Stock

                             DIPLOMAT CORPORATION

         This Prospectus relates to 1,250,000 shares of common stock of Diplomat Corporation, par value $.0001 per share (the "Common Stock"), which are being offered for sale by certain selling securityholders (the "Selling
Securityholders"). See "SELLING SECURITYHOLDERS" and "CERTAIN TRANSACTIONS."

         The Company will not receive any of the proceeds from the sales of the Common Stock by the Selling Securityholders. The Common Stock may be offered from time to time by the Selling Securityholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         The Selling Securityholders each may be deemed to be "an underwriter," as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

         All costs, expenses and fees in connection with the registration of the securities offered by the Selling Securityholders will be borne by the Company. All brokerage commissions, if any, attributable to the sale of the securities offered by the Selling Securityholders will be borne by the Selling Securityholders. See "SELLING SECURITYHOLDERS."

         The Company's Common Stock is traded on the over-the-counter market on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"). On November 10, 1997, the closing bid and asked quotations for the Common Stock as reported by NASDAQ were $3.8125 and $3.96875, respectively.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is                   , 1997

                              Prospectus Summary

         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refers to the Diplomat Corporation and its wholly-owned subsidiary Biobottoms, Inc., a California corporation, unless otherwise indicated. References to Diplomat refer to the Company's operations less Biobottoms, Inc.

                                  The Company

         On February 9, 1996, Diplomat acquired Biobottoms, a California corporation, located in Petaluma, California. As a result of the acquisition, Biobottoms is a wholly-owned subsidiary of the Company. Management of the Company believes that this business combination will strengthen the Company's existing business by joining the manufacturing strength and expertise of Diplomat with the retailing expertise of Biobottoms. In October 1997, Diplomat acquired out of bankruptcy all of the assets of Jean Grayson's Brownstone Studios, Inc. ("Brownstone"). As a result of this acquisition, the scope of the Company's business has expanded into the mature women's apparel and accessories markets.

         The Company designs, develops, markets and distributes infantwear and care products, nursery accessories and products for infant and toddler comfort and care. The Company also sells apparel and accessories to the mature women's market since its acquisition of the assets of Brownstone via catalogs. Through its wholly-owned subsidiary, Biobottoms, Inc. ("Biobottoms"), the Company also sells apparel and accessories for newborns through preteens via direct mail catalog. The Company sells primarily cloth diapers, diaper covers,furniture covers, layette, infant and child travel products, such as infant car seat covers, and other accessories marketed principally under the trademarks Ecology Kids, Fresh Air Wear and Biobottoms, and mature women's apparel and accessories under the Brownstone trademark. These products are marketed in the United States and internationally. While international sales of Diplomat's products have not been material, its products are sold in several Pacific Rim countries (Japan, Singapore, Taiwan and Malaysia). Biobottoms' products are also sold domestically and internationally. Biobottoms distributes a catalogue in Japan and has a 1-800 number which is answered in Japanese at its offices in Petaluma, California. Sales in Japan have accounted for 20% of Biobottoms' sales since its acquisition by the Company.

         The primary customers of Diplomat are major mass merchandisers, including Toys R Us, Inc. ("Toys R Us") and Wal-Mart Stores, Inc. ("Wal-Mart"). Toy R Us and Wal-Mart represented a total of approximately 58%, 51% and 36% of the Diplomat division's total revenues during the fiscal years ended December 31, 1995 and September 30, 1996, and the period ended June 30, 1997, respectively. Diplomat's products are presently carried by Wal-Mart, Toys R Us, Target Stores and Baby Super Stores, all nationally known merchants. Diplomat's products are also sold to drug store chains, catalogue showrooms, mail order catalogues and food and drug store chains including Publix, Wynn Dixie and Walgreens.



                                      (2)

         In November 1996, Diplomat Corporation's Board of Directors approved a plan to restructure Diplomat's Stony Point, New York operations by eliminating several of its unprofitable retail lines and down sizing its distribution facility. The Company intends to focus its Stony Point facility on its traditional core business under its Ecology Kids brand, which has historically generated the largest portion of Diplomat's revenues.

          The Company is currently negotiating an acquisition agreement pursuant to which it intends to acquire Lew Magram, Ltd., a woman's fashion catalog retailer. Although the terms have not been finalized, it is currently contemplated that the acquisition will be for shares of the Company's convertible preferred stock. There can be no assurance that this acquisition will be consummated on terms favorable to the Company, if at all.

         Diplomat Corporation was incorporated in Delaware on June 23, 1993, as a wholly--owned subsidiary of Diplomat Juvenile Corporation, a corporation formed on April 6, 1982 under the laws of the State of New York. Diplomat Juvenile Corporation was merged into the Company on September 2, 1993. Its executive, warehouse, distribution and production facilities are located at 25 Kay Fries Drive, Stony Point, New York 10980. Its telephone number is (914) 786-5552.

                            INITIAL PUBLIC OFFERING

         In November 1993, the Company completed its initial public offering of 575,000 Units at a sales price of $10.00 per unit, each Unit consisting of three shares of common stock and one common stock purchase warrant (the "Class A Warrant"), entitling the holder to purchase one share of common stock for $3.50 during the five year period expiring November 4, 1998. Purchasers of Units acquired in the offering were also entitled to receive without additional payment one Loyalty Unit for every ten Units continuously held until six months from the date of the offering, and another Loyalty Unit for every ten Units continuously held for an additional six months thereafter. The Company issued, from August 1994 to March 1995, an aggregate of 6,175 Loyalty Units, identical to the Units sold in the initial public offering, each consisting of three shares of Common Stock and one common stock purchase warrant. Net proceeds to the Company, after deduction of underwriting commissions and expenses, were $4,454,000. Proceeds were used for inventory purchases, advertising and promotion of new products being developed under the Lamaze name, repayment of loans from principal shareholders and working capital.

                                      (3)

                                 THE OFFERING

Common Stock Offered...............         1,250,000 shares of Common Stock, which are
                                            being offered for sale by the Selling Stockholders.
                                            See "MANAGEMENT - "DESCRIPTION OF CAPITAL STOCK" and
                                            "SELLING SECURITY HOLDERS."

                                            The Company will not receive any proceeds from
                                            the sale of the Common Stock by the Selling
                                            Selling Security Holders.

Common Stock Outstanding(1)...              8,019,433

Common Stock Symbols.........               NASDAQ: DIPL

Use of Proceeds.....................        The Company will not receive any proceeds from
                                            the sale of the Common Stock by the Selling
                                            Security Holders.

Risk Factors......................          An investment in the Company's Common Stock
                                            involves a high degree of risk and should be made
                                            only after a careful consideration of the significant
                                            risk factors that may affect the Company.  Such
                                            risks include special risks concerning the Company
                                            and its business, including among other risks,
                                            Operating Losses to Date, Possible Need for
                                            Additional Financing and Dilution.  See "RISK
                                            FACTORS."

----------

                                      (4)

(1) Does not include (i) 2,010,000 shares issuable upon exercise of options under the Company's stock option plans, (ii) 52,217 shares of common stock approved for issuance but not yet issued, (iii) 2,508,750 to be issued in connection with the Company's October 1997 private placement, and (iv) 2,204,400 shares issuable upon conversion of the outstanding preferred stock (representing 1,000,000 shares underlying the Series A Preferred Stock, and, based on the closing bid price of the common stock on November 10, 1997, an aggregate of 1,204,400 shares underlying the Series B and C Preferred Stock). See " Management - Stock Option Plans" and "Description of Securities."

                                      (5)

                            Summary Financial Data
                     (In thousands, except per share data)

         The summary financial information set forth below is qualified by and should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The financial data for the nine month period ended June 30, 1997 is derived from the Company's interim financial statements, which are unaudited, but in the opinion of management include all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of the interim period. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full fiscal year.

                                                     Year ended
                                           --------------------------------
                                                                                Nine Month Period
                                            December 31,      September 30,    ended June 30, 1997
                                            1995              1996                 (Unaudited)
                                            ----              ----              ------------------
Statement of Operations Data:
Net Sales..........................         $11,301,314       $19,222,801       $19,866,711
Gross profit.......................           4,388,303         5,888,213        10,687,845
Restructuring Expenses.............                   -         1,738,975                -
Income (loss) from operations......           (241,389)        (6,440,323)        1,871,856
Net income (loss)..................           (720,878)        (7,224,900)        1,059,279
Earnings (loss) per share..........         $     (.16)       $     (1.59)      $       .16
Weighted average number
of shares outstanding..............           4,493,525         4,549,525         5,458,525

                                                                                 At June 30, 1997
                                                                                    (Unaudited)
                                                                                --------------------
Balance Sheet Data:
Working capital (deficiency)..............................................      $ (2,458,494)
Total assets..............................................................        14,910,486
Long-term debt............................................................         1,013,265
Total liabilities.........................................................        12,046,891
Stockholders' equity......................................................         2,863,595

                                      (6)

                                 RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the securities offered hereby involves a high degree of risk.

                     1. Recent Losses. During the fiscal years ended September 30, 1996 and December 31, 1995, the Company reported net losses of approximately $7,225,000 (including non-recurring costs of approximately $1,739,000 related to the restructuring of the Company's business) and approximately $721,000, respectively. In November 1996, the Company changed its fiscal year end to September 30. There can be no assurance that the Company will operate profitably in the future. As of June 30, 1997, the Company had an accumulated deficit of approximately $8,027,000.

                     2. Possible Need For Additional Financing. Diplomat's principal secured commercial credit facility and that of Biobottoms, together with funds from operations, do not provide the Company with sufficient capital resources to fund adequately its working capital obligations. As of September 30, 1997, the aggregate borrowings by Diplomat and Biobottoms from its institutional lender was $2,042,981. As of the date hereof, Diplomat and Biobottoms have borrowed the maximum amounts available under the terms of the credit facilities. As such, the Company may be required to seek financing or curtail its business operations. There can be no assurance that such financing will be available or that it will be available on terms acceptable to the Company.

                     3. Litigation. The Company has three pending claims against it which represent potential liability, based on damages alleged and sought by the plaintiffs, in the aggregate amount of approximately $11,420,000. The Company disputes each of the three claims and intends to defend them vigorously. A negative ruling in any or all of these may have a material adverse effect on the operations of the Company. See "The Company - Legal Proceeding."

                                       (7)

                     4. New and Planned Products. The Company's success depends, in part, upon the development of strong brand identification for its current and proposed products. The primary direction of the Company's marketing plan is to promote certain of its existing products and develop new products marketed under its trademarks. Achieving and maintaining market acceptance for its products will require significant efforts and expenditures. There can be no assurance that the Company will be successful in effecting this plan.


                     5. Trademarks, Patents and Proprietary Technology. Although Diplomat has trademark protection for the name Ecology Kids, it has historically relied heavily on its rights to utilize the Lamaze name pursuant to a distribution agreement with AMI. The agreement expired in July 1996 and has not been extended. There can be no assurance that the inability to use the Lamaze name will not have an adverse effect on the Company. In addition, the Company currently has trademark protection to utilize the name "Fresh Air Wear" in connection with the sale of Biobottoms' products and may apply for other trademarks as it deems appropriate. There can be no assurance that any future trademark registrations will be issued to the Company, that others will not infringe upon the Company's trademarks, or that the Company can successfully challenge any infringement. In the event that it becomes necessary to establish recognition of alternative trademarks, the cost of such development could be substantial, and as a result, have a material adverse effect on the Company's business and prospects.

                     6. Possible Adverse Effects of Security Interests in the Company's Assets. All of the Company's assets (with the exception of its real estate which is also subject to mortgages), are pledged as collateral to secure
(i) the Company's term loan indebtedness, (ii) obligations to a principal stockholder, and (iii) indebtedness incurred in connection with the acquisition of Biobottoms. Unless these security interests are released, such assets will not be available to secure future indebtedness, and as such may adversely affect the Company's ability to borrow money in the future. Moreover, in the event of a default by the Company on any of its obligations (which default is not waived), including with respect to the financial covenants contained in the credit agreement between the Company and Congress Financial (as such term is hereinafter defined), such lender could foreclose on the Company's assets. In addition, the Company's real estate is subject to two mortgage liens; default by the Company of either mortgage lien could result in the loss of the Company's real estate and its principal place of business.

                     7. Possible Conflicts of Interest. As of October 27, 1997, Mr. Robert M. Rubin, a director and principal shareholder of the Company, beneficially owns approximately 50% of the voting power of the Company's voting stock. See "Principal Stockholders" and "Description of Securities." Mr. Rubin has also provided (i) Congress Financial with a limited guaranty related to the Company's indebtedness to Congress Financial, and (ii) a $200,000 loan to the Company to help fund inventory. In addition, the Company has reached an agreement in principle to acquire Lew Magram, Ltd., a woman's fashion catalogue retailer. Mr. Rubin is a principal stockholder of Lew Magram, Ltd. There can be no assurance that Mr. Rubin's relationships with the Company, as a creditor, principal stockholder and a director, or Mr. Rubin's relationship as a principal stockholder of Lew Magram, will not give rise to conflicts with respect to future transactions by the Company. If such conflicts arise, there can be no assurance that they will be resolved in favor of the Company.

                     8. Dependence Upon Primary Customers. For the fiscal year ended December 31, 1995 and nine months ended September 30, 1996, two of Diplomat's customers, Toys R Us and Wal-Mart, accounted for 23% and 36% and 11% and 40%, respectively, of the Diplomat division's net sales. The Company has no written contracts with either Toys R Us or Wal-Mart and there can be no

                                     (8)
assurance that such customers will continue to purchase products from Diplomat. The loss of either of these customers could have a materially adverse effect on the Company's business.

                     9. Substantial Competition. The infant and toddler products and children's apparel industry segments in which the Company competes are extremely competitive. The Company faces substantial competition in each of its product categories. Diplomat competes in a variety of segments within these categories, including disposable diapers, cloth diapers, infant's and juvenile furnishings, infantwear and accessories. Diplomat's primary competition in the cloth diaper market is Gerber Products Company ("Gerber") and Dundee Mills ("Dundee"). Diplomat faces additional competition from foreign manufacturers with respect to cloth diapers. The United States infant disposable diaper market is led by nationally recognized branded product leaders Proctor & Gamble and Kimberly-Clark. In addition, Gerber produces layette and infantwear products competitive with Diplomat's layette and infantwear products and produces a diaper cover product which also competes generally with the diaper covers sold by Diplomat.

                     The mature women's apparel and accessories markets are extremely competitive. Diplomat competes in three size categories, petite, missy and large sizes. Diplomat competes with several catalogs serving these markets including Talbott's, Nicole Somers, Damon's & Draper's Papillon, as well as, to various degrees, specialty store catalogs such as Nordstrom's, Sak's and Nieman Marcus.

                     There are numerous infant and children's apparel catalogs in competition with Biobottoms, ranging from general catalog merchandisers, such as J.C. Penney, to smaller specialty children's apparel catalogs. Biobottoms believes that it competes primarily with the smaller specialty catalogs, including Hanna Anderson, Playclothes, Children's Wear Digest, Storybook Heirlooms, Wooden Soldier, and Land's End Kids. Biobottoms also competes with non-mail order children's clothing retailers, including specialty stores, department stores, major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors outside the direct mail industry.

                     Many of the Company's competitors have substantially greater financial, distribution, marketing and other resources and have achieved significant name recognition and goodwill for their brand names. There can he no assurance that either Diplomat or Biobottoms will be able to compete successfully with its competitors.

                     10. Product Liability. The Company currently has an aggregate of $2,000,000 of product liability insurance for its current products with an umbrella policy up to an aggregate of $3,000,000. There can be no assurance that the Company's existing coverage will be sufficient to cover any liability resulting from any product liability claims or that the Company would have funds available to pay any claims over the limit of its insurance. Either an under insured or an uninsured claim could have a material adverse effect on the Company.


                     11. State and Federal Regulation. As a seller of infant and juvenile products, the Company is subject to laws and regulations administered by various states and the Federal Trade Commission ("FTC"). As a seller of bedding products, Diplomat is also required to maintain licenses in the various states where it conducts business. These licenses subject the Company to compliance with a variety of laws and regulations regarding the labeling and cleanliness of its products. In addition, federal and state regulations designed to protect consumers govern the promotion and advertising activities of the Company and other sellers of the Company's products. Although the Company believes it is currently in compliance with all laws and regulations where the failure thereof might materially adversely affect its business or financial condition, changes in laws and regulations could have a material adverse affect on the Company and require substantial costs in order to be in compliance with such new laws and regulations.

                     12. Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine

                                     (9)
the Company's success. The loss of key management, particularly Jonathan Rosenberg, the President and a director of the Company, and Stuart A. Leiderman, Executive Vice President and a director of the Company, could delay or prevent the efforts of the Company to achieve its goals and have a material adverse effect on the Company. The Company does not currently have employment agreements with either Mr. Rosenberg or Mr. Leiderman.

                     13. Control by Principal Shareholders, Officers and Directors. As of October 27, 1997, the Company's principal shareholders, directors and officers beneficially own in excess of 50% of the Company's voting stock. See "Principal Stockholders." As such, the Company's principal stockholders, officers and directors are able to exercise control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company, and as a result will be able to control the Company's affairs and management. The Company's articles of incorporation do not provide shareholders with cumulative voting rights.

                     14. Outstanding Warrants, Options and Other Convertible Securities; Registration Rights. As of October 27, 1997, the Company has outstanding the following warrants, options and other convertible securities:
(i) 581,175 Class A Warrants and an underwriter's unit purchase option entitling the holder thereof to acquire 50,000 units, each unit consisting of three shares of common stock and one common stock purchase warrant, (ii) options entitling the holders thereof to acquire in the aggregate 130,000 shares of common stock issued pursuant to the Company's 1992 stock option plan,
(iii) options entitling the holders thereof to purchase 150,000 shares of common stock issued pursuant to the Company's August 1996 stock option plan,
(iv) options entitling the holders thereof to purchase an aggregate of 1,210,000 shares of common stock issued pursuant to the Company's November
1996 stock option plan, (v) options exercisable to purchase up to 300,000 shares of common stock issued to three consultants and a financial advisor, (vi) a placement agent's warrant exercisable to purchase 200,000 shares of common stock, (vii) 100,000 shares of Series A Preferred Stock, convertible by its terms into 1,000,000 shares of the Company's Common Stock, (viii) 290,000 Shares of Series B Preferred Stock (with a liquidation value of approximately $2,900,000), and 60,000 shares of Series C Preferred Stock (with a liquidation value of $600,000), all of which is convertible into Common Stock at 75% of the market price for the Common Stock at the time of conversion and (ix) an option to purchase 200,000 shares issued for the benefit of the creditors of Brownstone. There is no provision granting the Company the right to redeem any of the above-mentioned convertible securities. To the extent that such securities are exercised, dilution to the interest of the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such securities can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants, options or preferred stock. In addition, certain of the above mentioned securities are subject to certain demand and/or piggyback registration rights. Such registration rights could result in substantial expense to the Company and adversely affect any future equity or debt financing. The sale of Common Stock or other securities held by or issuable to the holders of registration rights or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities.

                     15. No Dividend. Since terminating its election to be taxed as an S Corporation in June 1992, the Company has not paid dividends on its Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase any of the securities offered hereby.

                     16. Possible Volatility of Stock Price; Stock Market Volatility. There have been

                                     (10)
periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. The price of the Company's Common Stock, in particular, has been volatile. Due to the sporadic trading and volatility, the Company does not believe that an established trading market exists for its Common Stock.

                     17. Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's 8,019,433 shares of Common Stock currently outstanding, 3,495,458 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. The Company expects to issue very shortly approximately 2,608,750 shares of common stock pursuant to its October 1997 private placement. All of these shares will be restricted securities. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that Diplomat is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                     18. NASDAQ Eligibility and Maintenance Requirements; Possible Delisting of Common Stock from NASDAQ SmallCap; Risks of Low-Priced Stocks. The Common Stock is traded in the over-the-counter market and are quoted on the NASDAQ SmallCap Stock Market ("NASDAQ"). For continued listing, an issuer, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ SmallCap's maintenance criteria in the future, its Common Stock may be delisted from NASDAQ, if any, in the Company's Common Stock, would thereafter be conducted in the over the counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock.

                     19. Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance requirements for the NASDAQ and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, trading would be conducted on the "pink

                                     (11)
sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having a minimum of $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

             The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

             If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. There is no assurance that trading in the Common Stock will not be subject to these or other regulations that would adversely affect the market for such securities.

                                     (12)

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds of the sale of the Common Stock by the Selling Securityholders.

                                     (13)

                          CERTAIN MARKET INFORMATION

         The Company's Common Stock is traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ") under the symbol "DIPL." The following table sets forth the high and low sale prices for Common Stock as reported by NASDAQ.

                                               Common Stock
                                               ------------
Fiscal 1994                              High                Low
-----------                              ----                ---
First                                    7 1/4               6
Second                                   7 3/4               6 7/8
Third                                    8 1/4               7 1/2
Fourth                                   8 3/8               5 3/8

Fiscal 1995                              High                Low
-----------                              ----                ---
First                                    5 5/8               2 3/8
Second                                   3 1/4               1 1/4
Third                                    3 3/4               1 3/16

Fourth                                   3 11/16             1 3/8

Fiscal 1996                              High                Low
-----------                              ----                ---
First                                    2 1/16              1 1/8
Second                                   1 7/8               1 1/8
Third                                    2                   29/32

Fiscal 1997                              High                Low
-----------                              ----                ---
First                                    1 3/4               27/32
Second                                   2 3/8               14/16
Third                                    3 1/2               1 5/8
Fourth                                   3 5/8               2 5/8


         November 10, 1997, there were approximately 110 holders of record of the Company's 8,019,433 outstanding shares of Common Stock.

         On November 10, 1997, the closing bid and asked prices of the Common Stock as reported by NASDAQ were $3.8125 and $3.96875, respectively.

                                     (14)

                                DIVIDEND POLICY

         The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

                                     (15)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Results of Operations


Nine Months Ended June, 1997 Compared to Nine Months Ended June 30, 1996

NET SALES

         Consolidated net sales for the Nine Month Period ended June 30, 1997

("1997 Period") increased approximately $4,120,000 or 26% from the Nine Month Period ended June 30, 1996 ("1996 Period"), primarily as a result of the Biobottoms sales of $5,566,000 not included in the 1996 period. Biobottoms was acquired February 9, 1996. The sales of Diplomat for the 1997 Period were $5,846,000 as compared to $7,554,000 for the 1996 Period and the sales of Biobottoms were $14,020,000 in the 1997 Period as compared to $13,864,000 in the 1996 Period.

         Consolidated cost of sales were 46% of net sales in the 1997 Period and 59% in the 1996 Period. The cost of sales of $9,179,000 in the 1997 Period included $6,236,000 from Biobottoms. Cost of sales of Diplomat for the 1997 Period were $2,943,000 as compared to $5,462,000 in the 1996 Period. The reduction of 46% was a result of the restructuring of the Company during the 1997 Period and from lower sales. Cost of sales of Biobottoms decreased 7% even though sales increased 1% from the 1996 Period to the 1997 Period.

OPERATING EXPENSES

         Consolidated operating expenses, which include selling, general, administrative, warehouse and distribution expenses increased approximately $1,252,000 from the 1996 Period to the 1997 Period primarily as a result of $3,257,000 of Biobottoms operating expenses not in the 1996 Period. Operating expenses of Diplomat for the 1997 Period were $1,346,000 as compared to $3,304,000 in the 1996 Period. The reduction of 59% resulted from decreased expenses from restructuring, in addition to elimination of licensing fees and lower professional, advertising and consulting fees in the 1997 Period together with the settlement of lawsuits and adjustment of accrued expenses which reduced operating expenses by $320,000. Operating expenses of Biobottoms remained constant from the 1996 Period. Consolidated operating expenses were 45% of net sales in the 1997 Period and 48% in the 1996 Period.

         Interest expense decreased 22% from 1996 to 1997 as a result of the conversion of debt to preferred stock by a principal stockholder.

         The net income for the 1997 Period was $1,059,000 as compared of a net loss of $1,551,000 for the 1996 Period.

Three Months Ended June 30, 1997 Compared to Three Months Ended June 30, 1996

NET SALES

         Consolidated net sales for the Three Month Period ended June 30, 1997 ("1997 Period") decreased approximately $3,203,000 or 35% from the Three Month Period ended June 30, 1996 ("1996

                                     (16)

Period"), primarily as a result of the decreases in Biobottoms sales of $1,099,000 and Diplomat of $2,155,000 from 1996 to 1997. The sales of Diplomat for the 1997 Period were $2,227,000 as compared to $4,382,000 for the 1996 Period because of lower sales to Wal Mart in 1997. The sales of Biobottoms were $3,810,000 in the 1997 Period as compared to $4,909,000 in the 1996 Period.


                Consolidated cost of sales were 49% of net sales in the 1997 Period and 58% in the 1996 Period. The decrease in cost of sales of $2,450,000 in the 1997 Period included $745,000 from Biobottoms. Cost of sales of Diplomat for the 1997 Period were $1,306,000 as compared to $3,062,000 in the 1996 Period. The reduction of 57% was a result of the restructuring of the Company during the 1997 Period and from lower sales. Cost of sales of Biobottoms decreased 14% on decreased sales of 22% from the 1996 Period to the 1997 Period.

OPERATING EXPENSES

         Consolidated operating expenses, which include selling, general, administrative, warehouse and distribution expenses decreased approximately $662,000 or 19% from the 1996 Period to the 1997 Period, primarily as a result of a decrease of $513,000 of Diplomat operating expenses in the 1997 Period. Operating expenses of Diplomat for the 1997 Period were $532,000 as compared to $1,005,000 in the 1996 Period. The reduction of 48% resulted from decreased expenses from restructuring, in addition to elimination of licensing fees, lower professional, advertising and consulting fees in the 1997 Period. Operating expenses of Biobottoms remained relatively constant from the 1996 Period to the 1997 Period. Consolidated operating expenses were 48% of net sales in the 1997 Period and 38% in the 1996 Period.

         Interest expense decreased 46% from 1996 to 1997 as a result of the conversion of debt to preferred stock by a principal stockholder.

         The net income for the 1997 Period was $93,000 as compared to net income of $14,000 for the 1996 Period.

         The following summary combines the consolidated results of operations of the Company and Biobottoms on an unaudited proforma basis as if the acquisition had occurred at the beginning of fiscal 1996, after giving effect to the amortization of goodwill and increased interest expense on the acquisition debt.

                                      (17)

                                             Nine Months          Pro-Forma
                                                Ended         Nine Months Ended
                                            June 30, 1997       June 30,1996
                                            -------------     -----------------
Net Sales                                    $19,866,711       $21,418,469
Cost of Goods Sold                             9,178,866        12,168,261
                                              ----------       -----------
Gross Profit                                  10,687,845         9,250,208
Selling, General & Administrative Expenses     8,813,509        10,819,488
                                              ----------       -----------
Operating Income (Loss)                        1,874,336        (1,569,280)
Interest Expense                                 491,057           989,296
                                              ----------           -------
Income (Loss) Before Income Taxes              1,383,279        (2,558,576)

Income Taxes (Benefit)                           324,000          (357,525)
                                                --------          ---------
Net Income (Loss)                            $ 1,059,279       $(2,201,051)


Nine Months Ended June 30, 1997 Compared to Pro-Forma Nine Months Ended June 30, 1996

NET SALES

         Consolidated net sales for the Nine Month Period ended June 30, 1997 ("1997 Period") decreased approximately $1,551,000 or 7% from the Nine Month Period ended June 30, 1996 ("1996 Period"), as a result of the increase of Biobottoms sales of $157,000 and a decrease in the sales of Diplomat for the 1997 Period of $1,708,000.

         Consolidated cost of sales were 46% of net sales in the 1997 Period and 57% in the 1996 Period. Cost of sales decreased $2,989,000 in the 1997 Period. Cost of sales of Diplomat for the 1997 Period decreased $2,519,000 as compared to the 1996 Period. The reduction of 46% was a result of the restructuring of the Company during the 1997 Period and from lower sales. Cost of sales of Biobottoms decreased 7% even though sales increased 11% from the 1996 Period to the 1997 Period.

OPERATING EXPENSES

         Consolidated operating expenses, which include selling, general, administrative, warehouse and distribution expenses decreased approximately $2,006,000 from the 1996 Period to the 1997 Period. Operating expenses of Diplomat for the 1997 Period were $1,252,000 as compared to $3,304,000 in the 1996 Period. The reduction of 59% resulted from decreased expenses from restructuring, in addition to elimination of licensing fees and lower professional, advertising and consulting fees in the 1997 Period together with the settlement of lawsuits and adjustment of accrued expenses which reduced operating expenses by $320,000. Operating expenses of Biobottoms remained constant from the 1996 Period. Consolidated operating expenses were 45% of net sales in the 1997 Period and 51% in the 1996 Period.

         The net income for the 1997 Period was $1,059,000 as compared to a net loss of $2,201,000 for the 1996 Period.

                                     (18)

Fiscal Year (Nine Months) Ended September 30, 1996 Compared to Fiscal Year Ended December 30, 1995 (The Company has changed its fiscal year end to September 30,
1996)

Net Sales

         Consolidated net sales for the Nine Month Period ended September 30, 1996 ("Fiscal 1996") increased approximately $7,921,000 or 70% from the year ended December 30, 1995 ("Fiscal 1995") primarily as a result of the Biobottoms sales of $11,774,000 from the date of acquisition, February 9, 1996. Sales of

Diplomat decreased 33% for the period. The lower sales in Fiscal 1996 were impacted significantly by an adverse retailing environment that has continued from the last quarter of Fiscal 1995.

         Consolidated cost of sales were 69% of net sales in Fiscal 1996 and 61% in 1995. The increase in cost of sales of $6,422,000 in Fiscal 1996 included $5,942,000 from Biobottoms. Cost of sales of Diplomat increased 7% in Fiscal 1996 although sales decreased 33% primarily from a writedown of inventory from its restructuring.

         For the Fiscal 1996, Toys 'R Us and Wal-Mart represented 11% and 40% respectively, of the Diplomat sales as compared to 23% and 36% in Fiscal 1995.

Operating Expenses

         Consolidated operating expenses, which include selling, general, administrative, warehouse and distribution expenses, increased approximately $5,977,000 from Fiscal 1995 to Fiscal 1996 primarily from $6,917,000 of Biobottoms operating expenses. Consolidated operating expenses were 55% of net sales in Fiscal 1996 and 41% in Fiscal 1995. There was a reduction of licensing fees in Fiscal 1996 because of lower sales.

                                     (19)

         Interest expense increased $302,000 in Fiscal 1996 compared to Fiscal 1995 as a result of Diplomat's increased borrowing at higher interest rates which include $245,000 of interest in connection with the acquisition of Biobottoms.

         The Company restructured its Stony Point, New York operations by eliminating several of its unprofitable retail lines and downsizing its distribution facility. The restructuring expenses total approximately $1,739,000 for Fiscal 1996.

         The net loss for Fiscal 1996 was $7,225,000 as compared to a net loss of $721,000 for Fiscal 1995. Significantly lower sales of Diplomat during Fiscal 1996, without corresponding reductions in operating expenses and additional interest expenses from the acquisition were the principal components for the loss in Fiscal 1996, in addition to the restructuring expenses. Biobottoms had a net loss of $1,150,000 from the date of acquisition.

         The following summary combines the consolidated results of operations of the Company and Biobottoms on an unaudited pro-forma basis as if the acquisition had occurred at the beginning of Fiscal 1995, after giving effect to the amortization of goodwill and increased interest expense on the acquisition debt.

                                                     Nine Months                            Pro-Forma
                                                          Ended                         Nine Months Ended
                                                     September 30, 1996                 September 30, 1995
                                                     ------------------                 ------------------
Net Sales                                            $ 19,222,801                       $ 20,180,355
Cost of Goods Sold                                     13,334,588                         10,569,150
                                                     ------------                         ----------
Gross Profit                                            5,888,213                          9,611,205
                                                       ----------                          ---------
Selling, General & Administrative Expenses             10,589,561                          9,179,201
Restructuring Expense                                   1,738,975
                                                      -----------                          ---------
Operating Income(Loss)                                 (6,440,323)                           432,004
Interest Expense                                          784,577                            933,895
                                                      ------------

Loss before Income Taxes                               (7,224,900)                          (501,891)
Income Taxes (benefit)                                      -0-                             (173,072)
                                                     -------------                        ----------
Net Loss                                             $ (7,224,900)                      $   (328,819)

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

Net Sales


         Consolidated Net Sales for the Nine Month Period ended September 30, 1996 ("1996 Period") decreased approximately $958,000 from the Nine Month Period ended September 30, 1995 ("1995 Period") primarily as a result of lower sales of Diplomat for the period. The lower sales in the 1996 Period were impacted significantly by an adverse retailing environment that

                                     (20)
continued from the last quarter of the 1995 Period . The sales of Diplomat decreased 24% and the sales of Biobottoms increased 16% from the 1995 Period to the 1996 Period.

         Consolidated cost of sales were 69% of net sales in the 1996 Period and 52% in 1995. Cost of sales of Diplomat increased 32% primarily from a writedown of inventory from its restructuring. Cost of sales of Biobottoms increased 16% as a result of an increase in sales.

         For the 1996 Period, Toys "R" Us and Wal-Mart represented 11% and 40% respectively of the Diplomat sales as compared to 32% and 22% in the 1995 Period.

Operating Expenses

         Consolidated operating expenses, which include selling, general, administrative, warehouse and distribution expenses, increased $1,410,000 from the 1995 Period to the 1996 Period. The increase resulted primarily from increased catalog expenses of Biobottoms. The operating expenses of Diplomat increased by a minor amount from the 1995 Period to the 1996 Period. Consolidated operating expenses were 55% of net sales in the 1996 Period and 45% in the 1995 Period.

         The Company restructured its Stony Point, New York operations by eliminating several of Diplomat's unprofitable retail lines and downsizing its distribution facility. The Company intends to focus its Stony Point operations on its traditional core business. The restructuring expenses total approximately $1,739,000 for the period ended September 30, 1996.

         Interest expenses decreased $141,000 in 1996 as a result of Biobottoms decreased borrowing at lower rates.

         The net loss for the 1996 period was $7,225,000 as compared to a net loss of $329,000 for the 1995 period. Significantly lower sales of Diplomat during 1996, without corresponding reductions in operating expenses and additional interest expenses from the acquisition were the principal components for the loss in 1996, in addition to the restructuring expenses.

Results of Operations

Fiscal Year Ended December 30, 1995 Compared to Fiscal Year Ended December 31, 1994

Net Sales


         Net Sales for the year ended December 30, 1995 ("Fiscal 1995" or "1995") increased approximately $1,023,000 or 10% from year ended December 31, 1994 ("Fiscal 1994" or "1994").

         The 1995 period was favorably impacted by the market acceptance and resulting sales of the Lamaze Layette Program.

                                     (21)

         Cost of sales were 61% of net sales in 1995 and 57% in 1994. During the fourth quarter of 1995, the Company reserved $160,000 for slow moving inventory of layette products.

         Form the year 1995, Toys 'R Us and Wal-Mart represented 23% and 36%, respectively, of the Company's sales compared to 28% and 34% in 1994.

Operating Expenses

         Operating expenses as a percentage of sales decreased from 45% in 1994 to 41% in 1995.

         Operating expenses, which include selling, general, administrative warehouse and distribution expenses, increased by approximately 1% from 1994 to 1995. With the introduction of the new product line in 1994, there was an increase of approximately $322,000 for license fees associated with these products. Payroll and consulting fees increased approximately $178,000 from 1994 to 1995. There was a reduction of travel and entertainment of approximately $39,000, advertising and promotion of approximately $331,000, and commissions of $36,000. A reserve of $100,000 was established in the fourth quarter in connection with a barter transaction entered into in 1993.

         Interest expenses increased $79,000 as a result of increased borrowing at higher interest rates in 1995 compared to 1994.

         The Company has net operating loss carry forwards which are available to offset future taxable income.

         Net loss for Fiscal 1995 was $720,878 as compared to $439,459 for the comparable period in 1994. Significantly lower sales during the fourth quarter of the fiscal years 1995 and 1994, with lower reductions in operating expenses were the principal components for the loss reported for such periods. Sales during the fourth quarter have historically been lower than other periods. The lower sales in the fourth quarter of Fiscal 1995 (approximately $1,353,000) as compared to Fiscal 1994 (approximately $1,766,000) were also impacted significantly by an adverse retailing environment that has continued in 1996. The resulting net loss for the fourth quarter of 1995 increased approximately $496,000, from $730,000 in 1994 to $1,226,000 in 1995, an increase of approximately 68%.

Liquidity and Capital Resources


         The Company completed an initial public offering on November 13, 1993 and received net proceeds of approximately $4,454,000. Proceeds of the offering were used for purchases of inventory, marketing and promotion, product development, reduction of accounts payable and repayment of loans from a principal stockholder and executive officer. The Company has relied upon the proceeds of its initial public offering, borrowings from an institutional lender, a principal stockholder and director of the Company, and proceeds from the exercise of convertible securities in 1995, 1996 and 1997 in order to fund its operation.

                                     (22)

         The Company's principal working capital credit facility is provided by Congress Financial Corporation ("Congress Financial").

         In April 1994, the Company entered into an agreement with Congress Financial providing the Company with a maximum $3,000,000 secured line of credit to be used for loans and trade letters of credit. The loans are secured by substantially all of the Company's personal property, including without limitation, accounts receivable, inventory and trademarks. The interest rate on loans is two (2%) above the prime rate announced by Core States Bank. The credit agreement contains restrictions relating to the payment of dividends. Additionally, prior to amendment, the Company was required to maintain a minimum of $3,500,000 in stockholders' equity and a minimum of $4,500,000 of working capital (excluding the Congress loan and certain subordinated debt). At September 30, 1996, the Company was not in compliance with these financial covenants, however Congress continued to extend the Company credit under the terms of the original agreement. On February 25, 1997, the violations were waived by Congress, and the Company and Congress agreed on revised financial covenants. Under the revised agreement, the stockholders' equity and working capital minimums (excluding the Congress loan and certain subordinated debt) were reduced to (750,000) and 500,000, respectively, and was increased during the fiscal year ending September 30, 1997 to (250,000) and 1,500,000, respectively. The Company expects to be in compliance with the revised financial covenants at each measurement date.

         Under the terms of the credit agreement, the Company could borrow up to 85% (reduced to 80% in the third quarter of 1997) of the amount of eligible accounts receivable (as defined in the agreement), not to exceed the maximum credit. In February 1995 the Agreement was amended to adjust the formula used to determine the amount available for revolving loans by including therein an amount based upon eligible inventory not to exceed $750,000.

         In connection with that amendment, Robert Rubin, a director and principal stockholder of the Company, furnished the lender with a personal limited guarantee up to a maximum liability of $375,000, pertaining to loans made based upon eligible inventory. In connection with the initial Congress transaction, the Company borrowed from Robert Rubin $590,000 on a secured term loan basis, subordinated to Congress Financial, in order to repay in full its then existing outstanding principal indebtedness to Citibank, N.A. Such Citibank facility in the initial principal amount of $650,000, was established in June, 1993, secured by certain assets of the Company and a shareholder guaranty from

Mr. Rubin. The loan from Mr. Rubin was repayable with interest at the prime rate plus 1 1/2%, with required principal payment amortization identical to the terms applicable to the Citibank loan terms. Accordingly, the Company made principal payments of $120,000 in 1994, $120,000 in 1995, $175.000 in 1996 and would have been required to make payments of $174,800 in 1997. The balance of this debt was converted into Preferred Stock in September 1996.

         In connection with the Biobottoms acquisition, the Company incurred debt of $4,303,100 consisting of Deferred Payment Notes, payable to (i) the former Biobottoms stockholders in the amount of $1,500,000, (ii) Mr. Rubin in the amount of $2,353,100, and (iii) American United Global in the amount of $450,000. The American United Global loan was paid in May, 1996. The note to the former Biobottoms Stockholders was paid in July 1997.

                                     (23)

         Effective September 30, 1996, Mr. Rubin, a director and principal stockholder of the Company, agreed to convert an aggregate of $2,900,000 in outstanding debt into an aggregate of 290,000 Shares of Series B Preferred Stock, which pay an annual dividend of 9% based on per share liquidation value.

         The Company issued to Mr. Rubin an aggregate of 550,000 shares of Common Stock in consideration of Mr. Rubin's waiver of certain compensation owed to him and for restructuring certain debt owed to him, waiving certain defaults and making additional loans to the Company in the aggregate amount of $600,000. As of September 30, 1996, the $600,000 loan was converted into 60,000 shares of Series C Preferred Stock, which pay an annual dividend of 9% based on per share liquidation value.

         In connection with the February 9, 1996 closing on the Biobottoms acquisition (the "Closing"), Biobottoms established an inventory based credit facility with Congress Financial Corporation, the Company's principal lender, secured by a first priority security interest in substantially all of the assets of Biobottoms and a guaranty of such obligations by the Company (the "Biobottoms Congress Loan Facility"). The maximum credit available under the facility is $2,000,000 and on the date of Closing $848,531 was available and borrowed.

         The Biobottoms/Congress Loan Facility is guaranteed by the Company and a default thereunder constitutes a default under the Company's Loan and Security Agreement with Congress. The interest rate charged on the loan is the prime rate as announced by Core States Bank, N.A. (the "Prime Rate") plus 2%. At September 30, 1996, Biobottoms was not in compliance with certain covenants of the loan agreement, however Congress continued to extend Biobottoms credit under the terms of the original agreement. On February 25, 1997 the violations were waived by Congress, and Congress and the Company agreed on revised financial covenants for the remainder of the Company's fiscal year ending September 30, 1997. The Company expects to be in compliance with the revised financial covenants at each measurement date.

         In February 1997, Mr. Rubin made an additional loan to the Company in the amount of $200,000. This loan, and the Series B and C Preferred Stock are referred to hereafter as the "Rubin Obligations."


                                     (24)

         The Deferred Payment Notes and the Rubin Obligations are, and the American Unted loans were, subject to an Intercreditor Agreement with Congress Financial (the "Intercreditor Agreement") which has the effect of restricting or limiting enforcement remedies under the promissory notes evidencing the Deferred Payment and the Rubin Obligations prior to repayment of the senior debt payable to Congress Financial and restricting the repayment of principal payable thereon based upon certain minimum excess loan availability requirements.

         The Intercreditor Agreement also provides that irrespective of the relative priority status between the holders of the Deferred Payment Notes and the Rubin Obligations, repayment of the Deferred Payment is permitted to be paid provided that there has been no default of senior debt payable by the Company or Biobottoms to Congress, minimum excess availability requirements under the Company's loan facility with Congress are satisfied and such payments are made with proceeds from a subsequent sale of its capital stock. Subject to the Intercreditor Agreement, the Deferred Payment and the Rubin Obligations were payable from the proceeds from any sale of capital stock by the Company in the proportions of 40% on account of the Deferred Payment and 60% on account of the Rubin Obligations, except that before any such distributions are made, the Company will be required to reduce the outstanding principal amount of the Deferred Payment by $150,000. These provisions were amended on February 25, 1997, such that the proceeds of a private placement of the Company's Common Stock shall be applied first to repay in full the principal of, and all accrued interest on, the Deferred Payment Notes. The Company does not presently have any commitment for any such financing.

         The Intercreditor Agreement contains provisions to the effect that prior to March 1, 1998, no principal amount of the Rubin Obligations may be repaid, except from proceeds from the sale of capital stock by the Company, subject in all respect to the Intercreditor Agreement. Commencing March 1, 1998 and subject to the provisions of the Intercreditor Agreement, including without limitation the requirement that the Company have certain minimum levels of excess loan availability at the time of the making of any such principal payment, the Rubin Obligations are subject to principal payments monthly of the amount equal to 25% of the Company's net profit for the second preceding month, plus depreciation and amortization expenses for said month, with the unpaid principal amount of the Rubin Obligations and unpaid interest accrued thereon payable in full on February 9, 1999.

         In connection with the Biobottoms Congress Loan Facility, Mr. Rubin also issued to Congress his written commitment to provide additional term loans to the Company, not to exceed in the aggregate the principal amount of $300,000, such loans to be made solely at the discretion of Congress. Proceeds from any such loans may only be used by the Company to provide working capital for Biobottoms.

         Proceeds from the Congress loan and the Rubin/American United Loans were used on February 9, 1996 or remained otherwise available as of that date as follows:


             Payment at Closing of Biobottoms'
             Institutional Secured Lender........................  $1,448,025

             Cash portion of Biobottoms Purchase
             Price...............................................   1,000,000

                                     (25)

             Loan Costs and Legal Fees...........................      96,690

             Available Working Capital...........................   1,103,816

         At the time that the Biobottoms acquisition was completed, additional equity financing was contemplated to fund the scheduled payments of the acquisition debt and working capital requirements for the Diplomat and Biobottoms businesses. Such financing was not secured within the time constraints contemplated by the management of the Company. As a result, the acquisition debt was not paid when due. In addition, the Company is experiencing severe working capital shortages and requires additional capital resources to fund its existing operations. Under Diplomat's and Biobottoms' lending facilities with Congress Financial, the Company has borrowed the maximum amounts available as of the date hereof and there is no unused loan availability. The Company is pursuing a number of financing alternatives, although there can be no assurance that such efforts will result in necessary financing or that the terms of such financing will be on terms favorable to existing stockholders. The failure to secure additional working capital and funds to pay the Biobottoms acquisition debt will materially adversely affect the business and financial condition of the Company. Insufficient working capital may require the Company to reduce operations significantly.

         In July 1995, the Company, in connection with a financial consulting agreement, issued to Boulder Enterprises, Inc., Class B, Class C and Class D Warrants, each exercisable for 500,000 shares of common stock, at $1.37, $1.00 and $3.00 per share, respectively. All of the Class B Warrants were exercised during 1995 providing the Company with net proceeds of $628,000. The Class D Warrants expired in July, 1996. The Class C Warrants were exercised in April 1997 providing the Company with proceeds of $500,000.

         In August 1996, the Company, in connection with a Non-Qualified Stock Option Plan, issued 500,000 options which were exercised at a price of $.95 per share.
         In November 1996, the Company, in connection with an Incentive Stock Option Plan, issued 1,060,000 options at an exercise price of $1.00 per share.

         In May 1997, the Company, in connection with a Private Placement, offered 1,250,000 shares of Common Stock at a price of $2.00 per share.

         There can be no assurance that the Company will operate profitably in the future or that cash from operations will become the principal source of funds for operations.


         During the nine months ended June 30, 1997, there was a decrease in cash flow from operating activities of approximately $1,032,000 primarily from an increase in inventory required for the sale of seasonal products. This increase was funded by the revolving line of credit from Congress, a $200,000 loan from Robert Rubin and the proceeds from warrant exercise.


                                     (26)

                                   BUSINESS


General

             The term "the Company" shall include Diplomat Corporation and its wholly-owned subsidiary, Biobottoms, Inc. ("Biobottoms") unless otherwise indicated. The term "Diplomat" shall refer to the operations of the Diplomat Corporation exclusive of the Biobottoms subsidiary.

             On February 9, 1996, Diplomat Corporation completed the acquisition of Biobottoms, a California corporation located in Petaluma, California. Biobottoms is a childrens' mail order catalog company selling apparel and accessories in the United States for newborns through preteens. Management of the Company believes that this business combination will strengthen the Company's existing business by joining the manufacturing strength and expertise of the Company with the retailing expertise of Biobottoms. In October 1997, Diplomat acquired out of bankruptcy all of the assets of Jean Grayson's Brownstone Studios, Inc. As a result of this acquisition, the scope of the Company's business has expanded into the mature women's apparel and accessories markets.

             The Company designs, develops, markets and distributes infantwear and care products, nursery accessories and the products for infant and toddler comfort and care, and mature women's apparel and accessories. Through its wholly-owned subsidiary, Biobottoms, the Company also sells apparel and accessories for newborns through preteens via direct mail catalog. The Company sells primarily cloth diapers, diaper covers, furniture covers, layette, infant and child travel products, such as infant car seat covers, and other accessories marketed principally under the trademarks Ecology KidsTM and BiobottomsTN, and mature women's apparel and accessories under the trademark Brownstone. These products are marketed in the United States and internationally. While international sales of Diplomat's products have not been material, its products are sold in several Pacific Rim countries, (Japan, Singapore, Taiwan and Malaysia). Biobottoms' products are sold domestically and internationally. Biobottoms distributes a catalog in Japan and has an 800 number which is answered in Japanese at the Petaluma office. Sales in Japan have accounted for 20% of Biobottoms' sales since the Company acquired it.

             In November 1996, the Company restructured Diplomat's Stony Point, New York operations by eliminating several of its unprofitable retail lines and downsizing its distribution facility. The Company intends to focus Diplomat's operations on its traditional core business under its Ecology KidsTM brand name, which has historically generated the largest part of the Company's revenue.

             In June 1997, the Company reached an agreement in principle to acquire Lew Magram, Ltd., a woman's fashion catalog retailer. Although the terms have not been finalized, it is currently contemplated that the acquisition will be for shares of the Company's convertible preferred stock. There can be no assurance that the acquisition will be consummated on terms favorable to the

Company, if at all.

Marketing and Sales

             The primary customers of Diplomat are major mass merchandisers, including Toys 'R Us, Inc. ("Toys 'R Us") and Wal-Mart Stores, Inc. (Wal-Mart"). The foregoing two customers represented a total of approximately 51% of the Diplomat division's total revenues during the fiscal year ended September 30, 1996. Diplomat's products are presently carried by Wal-Mart, Toys 'R Us, Target Stores and Baby Superstores, all nationally known merchants. Diplomat's products are also sold to drug store chains, catalog showrooms, mail order catalogs and food and drug chains which include Publix, Winn-Dixie and Walgreens.

             Diplomat's new line of products for the mature women's apparel and accessories markets is sold through mail order catalogs.

             Historically, Diplomat obtained substantially all of its raw materials required for the manufacture of its products and shipped such materials to contract manufacturers, who assembled the products in accordance with the Company's specifications and under its supervision, either from facilities at the Company's Rockland County, New York warehouse and distribution facilities, or other locations in New York State.

                                       (27)

             Biobottoms is a childrens' catalog company in the United States selling apparel and accessories primarily for newborns through preteens. The majority of the products offered for sale by Biobottoms are made of natural fibers and are designed by Biobottoms with an emphasis on comfort and ease of care. Biobottoms mailed over 9 million catalogs to its existing and prospective customers and delivered over $18 million of merchandise in 1996. The catalog is redesigned four times a year and is mailed as many as 13 times a year to a combination of customers and prospective customers. The catalog is divided into product categories, generally by the age of the child and the size of the products being offered. Biobottoms also operates a retail store selling overstocks and out-of-season items.

             Nearly 70% of Biobottoms' products are designed to its specifications and marketed under Biobottoms' brand name. Established national brands, such as CONVERSE and SARA'S PRINTS round out the product offering. Unlike other segments of the apparel industry, the demand for children's clothing is driven by the physical growth of the child, rather than changing fashions. As a result, staples and basics account for much of the merchandise mix, with low return rates and low markdowns.

             Biobottoms' brand products allow the Company to distinguish itself from other catalogs and retailers. The lower cost of these goods also gives management more pricing flexibility. Biobottoms has increased its average order size in each of the past few years by increasing the number of items per order while decreasing the average item price. Biobottoms has also significantly expanded the age range of its merchandise, testifying to the appeal of the

Biobottoms brand.

             The increase in the number of working women has provided a very receptive environment for catalogers over the past two decades. The Company understands that more than 70% of women aged 25 to 54 were working full time in 1993, versus 43% in 1965. The increasing number of dual income families and single women in the workforce is expected to continue to fuel the growth of direct marketing through the 1990's.

             Even though the Company has shifted its emphasis to the Biobottoms' division, it continues to market Diplomat's products. The Company's plan is to evaluate Diplomat's business and determine which areas should be continued. Diplomat was a party to an exclusive distribution agreement ("the Lamaze Agreement") with Ambrose & Montgomery, doing business as "Lamaze from AMI". Pursuant to the Lamaze Agreement, Diplomat was granted the right to utilize the Lamaze registered trademark in conjunction with the manufacture, advertisement, promotion, distribution and sale of various products for infants. The Lamaze Agreement expired in July 1996 and the Company currently has no plans to extend it. Accordingly, the Company no longer uses the Lamaze registered trademark.

New and Planned Products

             The Company's success depends in part upon the development of strong brand identification for its current and proposed products. The primary direction of the Company's marketing plan is to promote certain of its existing products and develop new products under the Fresh Air Wear trademark. Achieving and maintaining market acceptance for its products will require significant efforts and expenditures. There can be no assurance that the Company will be successful in effecting this plan.

             Product development and selection are based upon reliability of vendors, visual appeal,

                                     (28)
perceived customer value, and uniqueness of design. Biobottoms utilizes customers feedback on products' performance and their reported preferences for new product designs, fabrications and category expansion. Biobottoms' sales are generated from both house file customers (persons who have either previously purchased from Biobottoms or requested a catalog) and rented mailing lists (names of current customers from other catalog companies). Analysis of this segmentation allows Biobottoms to mail frequently and selectively to its most responsive customers.

Sourcing

             Biobottoms provides for manufacturing and sourcing of products in a number of ways. Private label vendors supply some high volume basics, such as t-shirts, play pants and knit shorts, where price competitiveness is critical.

Other manufacturers, that may be more costly, compared to private label vendors, may be used for products requiring shorter lead times or testing fashion trends. This provides greater flexibility for inventory management. Biobottoms' manufacturing group provides control of the manufacturing process by closely supervising all phases of production with local consultants and contractors. Biobottoms' manufacturing group is a convenient source for testing new private label product concepts. Branded merchandise from a variety of manufacturers is the further source of products for Biobottoms.

Major Customers

             For the fiscal year ended December 31, 1995, two of the Company's customers, Toys 'R Us and Wal-Mart individually accounted for approximately 23% and 36% respectively, of the Diplomat net sales. For the nine month period ended September 30, 1996, such customers individually accounted for 11% and 40%, respectively, of the Diplomat division's sales. Sales to such customers accounted for approximately 22% of the Company's sales for the nine month period ended September 30, 1996. The Company has no written contracts with such customers and there can be no assurance that such customers will continue to purchase products from the Company. The loss of either of these customers would have a materially adverse effect on the Company's business.

             In addition, the Company sold its products to approximately 500 retail accounts consisting primarily of mass merchandisers and toy retailers, and, to a lesser extent, drug store chains, catalog showrooms, mail order operations and food store chains. In addition to Toys'R Us and Wal-Mart, the Company's customers include Burlington Coat Factory, Kids 'R Us, Winn- Dixie Supermarkets, American Drug Stores, Baby Superstores, Eckerd Drugs, Walgreens, Caldor, Target Stores and Publix Supermarkets. A reduction in the number of retail accounts from prior periods reflects a change in customer mix, with an increased emphasis on mass merchandisers and chain stores. The decrease also reflects general economic conditions which include a decrease generally in the number of retailers.

             Seasonality of product is generally not a factor affecting the Company's sales. Sales fluctuations are, however, affected by special seasonal promotional activities of the merchandise retailer.

Quality Assurance

             Products developed for either Biobottoms or Fresh Air Wear and Ecology Kids brands are chosen based upon the following criteria:

                                     (29)

                  o   Quality
                  o   Price/Value
                  o   Fabric
                  o   Fit
                  o   Testing
                  o   Exclusivity
                  o   Color/Print

                  o   Styling
                  o   Manufacturing Responsibility
                  o   Merchandising

             Additionally, a minimum of two additional features beyond the must have requirements that add appropriate performance or styling benefits, and are comparable to the benchmarks, must be added. These include, but are not limited to:

                  Specialized fabrications
                  Premium construction details
                  Appropriate decorative items, such as buttons
                  Logos, Patches and  Graphics to enhance brand identification

Governmental Regulation

             As a seller of infant products, the Company is subject to laws and regulations administered by various states and the Federal Trade Commission. As a seller of bedding products, the Company is also required to maintain licenses in the various states where it conducts business. These licenses subject the Company to compliance with a variety of laws and regulations regarding the labeling and cleanliness of its products. In addition, the Company has all of its bedding products produced to the upholstered product specifications required by the flammability laws of the State of California, which the Company believes to be the most stringent in the United States. The Company believes that it complies with the laws and regulations in all material respects.

Product Liability

             The Company currently has an aggregate of $2,000,000 of product liability insurance for its current products with an umbrella policy of up to an aggregate of $3,000,000. The Company does not intend to increase such coverage upon commercialization of any other product under development. There can be no assurance that the Company's existing coverage will be sufficient to cover any liability resulting from any product liability claims or that the Company would have funds available to pay any claims over the limit of its insurance. Either an under insured or an uninsured claim could have a materially adverse effect on the Company.

Trademarks, Patents and Proprietary Rights

             The Company's success depends, in part, upon the development of strong brand identification for its current and proposed products. Diplomat has trademark protection for the name Ecology Kids(TM) and, since the recent asset acquisition, Brownstone(TM), and has historically relied heavily on its right to utilize the Lamaze name in accordance with its now expired distribution agreement with AMI. Although there can be no assurance thereof, the Company does not believe that the inability to use the Lamaze name will have an adverse effect on the Company.

                                     (30)

             The Company has trademark protection to utilize the name "Fresh Air Wear" in connection with the sale of Biobottoms' products and may apply for other trademarks as it deems appropriate. There can be no assurance that future trademark protection will be obtained, or that if obtained, will not be infringed upon by others. In addition, if any of the Company's trademarks are infringed upon, there can be no assurance that the Company can successfully challenge any alleged infringement. In the event that it became necessary to establish recognition of alternative trademarks, the cost of such development could be substantial, and, as a result, materially adversely affect the Company's business and prospects.

             In November 1992 the Company acquired the four-year exclusive License to a United States patented thermochromatic process that can be utilized with a diaper cover to indicate wetness and soiling through heat generated color changes. This License was entered into for the purpose of promoting an extension of the Company's diaper cover business and for use in developing a disposable diaper pad product combination, providing the convenience of disposable diapers, while generating significantly less solid waste. Plans to develop the disposable diaper pad product are not being actively pursued at this time. The License required that the Company pay fixed annual minimum royalty payments of $50,000 in 1993, $87,500 in 1994, and $100,000 in 1995 and 1996. All minimum royalty payments required to be paid have been paid through 1995 and the balance of the 1996 payments are to be paid in 1997. The Company did not exercise its right to extend the License.

Competition

             There are a wide range of catalogs selling infant and childrens' apparel in competition with Biobottoms. These vary from general catalog merchandisers, such as JC Penney, to smaller specialty childrens' apparel catalogs. Biobottoms believes it competes primarily with the latter, which group includes: Hanna Anderson, Playclothes, Childrens Wear Digest, Storybook Heirlooms, Wooden Soldier, and Lands End Kids. Companies in the catalog business compete on price, product quality, features, benefits, brand name and customer service. Biobottoms seeks to market a product line that is distinctive from its competitors. Biobottoms also competes with non-mail order childrens' clothing retailers, including specialty stores, department stores, major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors outside the direct mail industry. Although certain of these direct competitors have greater financial and marketing resources, Biobottoms believes that it has been able to be competitive because of its ability to offer quality products, reasonable prices and outstanding customer service.

             The infant and toddler products industries, as well as the women's apparel and accessory markets, are extremely competitive in the United States and Diplomat faces substantial competition in each of its product lines. The Company competes in a variety of segments within these product categories, including disposable diapers, infant and juvenile furnishings, and mature women's apparel and accessories. Competitive factors include quality, price, style, name recognition and service. Although the Company believes that it can compete favorably in these areas, there can be no assurance thereof.

Employees


             As of October 27, 1997, the Company had 33 full time employees in its Stony Point facility. Of such employees, three act in executive capacities, three are full time sales and marketing personnel, one is a customer service representative and 26 are administrative and warehouse personnel. None of the employees are covered by a collective bargaining agreement.

                                     (31)

The Company considers its relations with the employees to be good.

             Biobottoms employs permanent, full time and part time employees, part time casual (not eligible for benefits), and temporary workers due to seasonal increases in its sales volume. This allows for optimal employment levels during peak and slack times. Also, it allows a portion of the work force the option of flexible working hours. At October 27, 1997, Biobottoms employed 148 employees 83 of which are full time. None of the Biobottoms employees are represented by any labor union.

Properties and Facilities

             In December 1992, Loshell Realty Corporation ("Loshell"), owner of the real estate and buildings housing the Company's warehouse and distribution facilities located at 25 Kay Fries Drive, Stony Point, New York (the "Facilities"), transferred to the Company a fee interest in the Facilities, subject to purchase money mortgage indebtedness. The Facilities consist of five buildings aggregating approximately 40,000 square feet, located on approximately seven acres. The Facilities had an adjusted basis of $1,984,857 when transferred to the Company. Approximately 6,000 square feet of the Facilities are utilized by the Company's contract manufacturers located at the premises. Sheldon R. Rose, the Company's former President and Chief Executive Officer and his wife are the sole shareholders of Loshell. In connection therewith, the Company assumed purchase money mortgage indebtedness of Loshell aggregating approximately $1,799,000 ($1,101,000 with respect to a first mortgage note due August 2010, bearing interest at an initial rate of $11.75% adjusted every three years, commencing July 1993 (currently 8.375%) and $698,000 with respect to a subordinated mortgage note originally due July 1995, but extended to January 1998, bearing interest at an initial rate of 11.5% per annum. Mr. Rose and his wife have personally guaranteed payment of the first mortgage, and Mr. Rose and Loshell are co-makers of the subordinated mortgage note. The Company pays approximately $26,000 per month for both mortgage payments and real estate taxes.

             Biobottoms leases approximately 17,600 square feet of office space and 18,700 square feet of warehouse space in Petaluma, California. In addition, Biobottoms leases 1,700 square feet of retail space in Petaluma, California. Total fixed monthly payments (exclusive of any applicable common area maintenance charges) currently under these leases is $28,632 and the lease agreements provide for fixed annual increases. The office lease and warehouse leases expire on July 1, 1998. No determination has been made as to whether either or both of these leases will be renewed. These properties are adequate for current planned operations. Other suitable facilities are available at competitive prices and terms. The retail lease for Petaluma renews bi-annually.

Legal Proceedings

             In September 1996, the Company was named as a defendant in an action brought in the

                                     (32)

Supreme Court of the State of New York, County of Rockland (Richard Tracy and Anne Tracy v. Insulx Product Corporation, Consolidated Rail Corporation, Diplomat Corporation and Bruce M. Smith Contracting Corporation). Mr. Tracy alleges that the defendants negligent maintenance of a railroad crossing adjacent to the Company's property caused him to collide with a train. Mr. Tracy is seeking $10,000,000 in damages for his injuries, and Mrs. Tracy is seeking an additional $1,000,000 in damages for loss of Mr. Tracy's services. The Company and its insurance carrier intend to vigorously defend against these claims. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for the liability has been made in the accompanying financial statements. Additionally, the Company maintains $1,000,000 of insurance coverage which could be applied to any liability posed by this matter.

             In February 1997, Francine Nichols, a former consultant to the Company, commenced and action against the Company in the Supreme Court of the State of New York, New York County, to recover approximately $240,000 allegedly due under a consulting agreement between Ms. Nichols and the Company. The Company disputed each claim and intends to vigorously defend against them. However, should the claimant prevail, the result may have a material adverse affect on the Company.

             In July 1997, Federal Express commenced an action against Biobottoms claiming approximately $180,000 in unpaid delivery invoices. Biobottoms has disputed this claim and has filed a counter claim on several basis, one of which is nonperformance. Although Biobottoms intends to vigorously defend against the claim, should the claimant prevail, the result may have a material adverse affect an Biobottoms and the Company.

             Other than the above claims, the Company has no notice of any pending or threatened material litigation.

                                     (33)

                                  MANAGEMENT

Directors and Executive Officers

         The following table sets forth certain information about the directors and executive officers and key employees of the Company:

         Name                         Age                        Position
         ----                         ---
         Robert M. Rubin              56      Chairman of the Board and Director

         Jonathan Rosenberg           36      President, Chief Executive Officer
                                              and Director

         Stuart A. Leiderman          52      Executive Vice President - Sales
                                              and Marketing and Director

         Irwin Oringer                60      Chief Accounting Officer and
                                              Controller

         Howard Katz                  55      Director

         Wesley C. Fredericks, Jr.    49      Director

JONATHAN ROSENBERG was appointed to the Board of Directors in July 1995 and has been President and Chief Executive Officer since November 1996. Since 1993, Mr. Rosenberg served as an independent consultant to the Company, providing advice in the operations and finance areas and in long-term strategic planning. From 1987 until 1993, he was President and Chief Operating Officer of Servtex International, Inc., a New York based company engaged in international sourcing of imports and manufacturing activities on an agency basis for textile related products.

STUART A. LEIDERMAN has served as Executive Vice President of Sales and Marketing since July 1989, and has been a Director of the Company since June 1992. From 1985 to 1989, Mr. Leiderman was a Divisional Vice President for Hasbro, Inc., Playskool Baby Division, a company engaged primarily in the development, sales and marketing of toys.

ROBERT M. RUBIN has served as a Director of the Company since June 1992 and has been Chairman since November 1996. Since December 5, 1995, Mr. Rubin has been a Director of Help at Home, Inc., a public company engaged in the business of providing homemaker and general housekeeping services to elderly and disabled persons at home. Since June 1994, Mr. Rubin has been a Director of Kaye Kotts Associates, Inc., a public company that provides representation for delinquent tax payers before tax authorities. In October 1996, Mr. Rubin became a director of Med-Emerg International Inc., an operator of nursing homes and related healthcare services. Currently, Mr. Rubin is also a director of Arzan International, an Israeli food distributor.

                                     (34)

         Mr. Rubin has served as the Chairman of the Board of Directors of Western Power and Equipment Corporation ("WPEC"), a construction equipment distributor, since November 20, 1992. Between November 20, 1992 and March 7 1993, Mr. Rubin served as Chief Executive Officer of WPEC. Between October 1990 and January 1, 1994 Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a telecommunications and software company ("AUGI") and since January 1, 1994, solely as Chairman of the Board of AUGI. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation ("Olsten") until the latter part of 1987. Olsten, a New York Stock Exchange listed company is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin was formerly a Director and Vice Chairman, and is a minority stockholder of American Complex Care, Incorporated ("ACCI"), a public company which provided on-site health care services, including intradermal infusion therapies. In April 1995, the principal operating subsidiaries of ACCI petitioned in the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Mr. Rubin is also a Director, Chairman and minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics, and Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems. Mr. Rubin is also Chairman, Chief Executive Officer and a Director and a principal stockholder of ERD Waste Corp., a public company specializing in the management and disposal of municipal solid waste, industrial and commercial nonhazardous solid waste and hazardous waste.

IRWIN ORINGER, a Certified Public Accountant, has been Chief Accounting Officer and Controller of the Company since September 1992. From October 1991, until he joined the Company in September 1992, Mr. Oringer was Corporate Controller of Trans-National Trade Development Corporation, a company engaged in the business of importing diversified consumer products. From 1988 to 1991 he held a variety of financial management positions with subsidiaries of Kenrich, Inc., a holding company for businesses engaged in the wire and cable business. In February 1991, Kenrich and its subsidiaries filed a petition under Chapter 11 of the Federal bankruptcy laws and was subsequently liquidated.

HOWARD KATZ has been a Director of the Company since October 1996. Mr. Katz has been Executive Vice President of American United Global, Incorporated since April 15, 1996. From December 1995 through April 15, 1996 Mr. Katz was a consultant for, and from January, 1994 through December, 1995 he held various executive positions, including Chief Financial Officer with, National Fiber Network (a fiber optics telecommunications company). From January 1991 through December 1993 Mr. Katz was the President of Katlaw Construction Corporation, a company that provides general contractor services to foreign embassies and foreign missions located in the United States.

WESLEY C. FREDERICKS, JR. has been a director of the Company since July 1997. Since 1994, he has been a member of the law firm of Gersten, Savage, Kaplowitz & Fredericks, LLP. From 1990-1994, Mr. Fredericks was a principal in and president of Manufacturers Products Co., an automotive supply company.

         Directors of the Company are elected for one year terms or until their successors are elected, and officers serve at the pleasure of the Board of Directors.

                                     (35)

Compensation of Directors

         The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.

Executive Compensation

         The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                          Summary Compensation Table

                                         Annual Compensation                     Long Term Compensation
                                   ---------------------------------      ------------------------------------
                                                             Other        Restricted    Securities
                                                             annual       stock         Underlying     LTIP
Name and                                           Bonus     compen-      award(s)      Options/       Payouts
principal position      Year       Salary ($)      ($)       sation       ($)           SARs (#)       ($)
------------------      ----       ----------      -----     -------      ----------    ----------     -------
Sheldon R. Rose         9/30/96    $159,375        0         0            0             0              0
CEO                     1995       $191,047        0         0            0             0              0
(Resigned 11/96)

Jonathan Rosenberg      9/30/97    $190,769        0         0            0             250,000        0
CEO                     9/30/96    $130,804        0         0            0              75,000        0
(Elected 11/96)

Stuart Leiderman        9/30/97    $150,000        0         0            0             100,000        0
Executive Vice          9/30/96    $112,500        0         0            0             0              0
President               1995       $139,334        0         0            0             0              0

                                     (36)

Stock Option Plans

1992 Stock Option Plan


         The Company's 1992 Stock Option Plan ("1992 Stock Option Plan") provides for the issuance of up to 200,000 shares of Common Stock upon exercise of incentive stock options and is intended to qualify under Section 422 of the Internal Revenue Service Code of 1986, a amended ("Code").

         The Stock Option Plan may be administered by the Board of Directors or by a stock option committee of the Board of Directors (the "Committee"). incentive stock options are granted under the Stock Option Plan to employees generally on the basis of the recipient's responsibilities and the achievement of performance objectives. Subject to the limitations set forth in the Stock Option Plan, the Board or the Committee has the authority to determine when the options may be exercised and vest. Under the Plan, the per share exercise price may not be less than the greater of 100% of the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the per share exercise price must be at least 110% of the fair market value on the date of grant and the term may not be longer than five years. As of this date, the Company has outstanding an aggregate of 130,000 Stock Options, exercisable at $1.50 per share, all of which are held by affiliates or employees of the Company at the time of grant.

August 1996 Stock Option Plan

         The Company also established a non-qualified stock option plan providing for the issuance of up to 1,500,000 shares of Common Stock to its directors, officers, key employees and consultants (the "August 1996 Plan"). To date, the Company has granted directors, officers and key employees an aggregate of 150,000 incentive and non-qualified stock options, at an exercise price of $2.00 per share. Future grants could have an adverse affect on the market price of the Company's securities.

November 1996 Stock Option Plan

         Under the Company's November 1996 Incentive Stock Option Plan (the "November 1996 Plan"), options to purchase a maximum of 1,500,000 shares of Common Stock of the Company (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. As of the date of this Prospectus, 1,060,000 of such options have been granted at an exercise price of $1.00, and 150,000 have been granted at an exercise price of $2.375. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part time employees of the Company, and non-employee directors, consultants and advisors and other persons who perform significant service for or on behalf of

                                     (37)
the Company, may be granted incentive stock options. Officers and directors who currently own more than 5% of the issued and outstanding stock are not eligible to participate in the Plan.

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant, depending upon the specific option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of the grant.

Employee Pension Plan

         In 1985, the Company instituted a pension plan (the "Pension Plan"), which is a defined benefit pension plan maintained for all employees. Benefits are payable based on 60% of average compensation for the three highest paid consecutive years of service, reduced for less than 29 years of service retirement. The Pension Plan is funded as required by the Employee Retirement Income Security Act of 1974 ("ERISA") and does not require employee contributions. Full vesting occurs immediately upon joining the Plan. As of this date, Sheldon R. Rose and Stuart A. Leiderman have accrued 22 and 5 years, respectively, of service under the Pension Plan. As of February 1993, the plan was curtailed and no additional pension benefits will accrue.

                                     (38)

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, as of March 6, 1997, and as adjusted to give effect to the Offering, regarding the beneficial ownership of the Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) by all executive officers and directors of the Company as a group.

                                                     Percentage     Percentage
Name and                       Number of Shares(2)     Before         After
Address(1)                     Beneficially Owned      Offering       Offering
----------                     -------------------     ----------     ----------
  Stuart A. Leiderman(3)            308,000               3.82%          3.82%

  Robert M. Rubin(4)              6,235,217              49.52%         49.52%

  Jonathan Rosenberg(5)             165,000               2.02%          2.02%

  Wesley C. Fredericks, Jr.(6)      258,333               3.18%          3.18%

  Howard Katz(7)                     66,500                 *              *

  All officers and
  directors as a group
  (5 persons)                     7,033,000               54.25%         54.25%



* less than one percent.

                                     (39)

----------
(1) Unless otherwise indicated, the address of all officers and directors listed above is in the care of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes Shares of Common Stock issuable upon conversion of outstanding preferred stock, or subject to options, or warrants currently exercisable or convertible, or exercisable or convertible within 60 days. The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of November 10, 1997 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of November 10, 1997 plus (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of November 10, 1997 or which will become exercisable within 60 days after November 10, 1997.

(3) Represents (i) 268,000 shares of Common Stock currently owned, and (ii) 40,000 shares of Common Stock issuable upon exercise of currently exercisable options granted under the November 1996 Plan. Mr. Leiderman also has an additional 60,000 options under the November 1996 Option Plan which are not currently exercisable and will not become exercisable in the next sixty days.

(4) Represents (i) 1,663,000 shares of Common Stock currently owned, (ii) 1,000,000 shares of Common Stock issuable upon conversion of 100,000 shares of the Company's Series A Preferred Stock (iii) 290,000 shares of Series B Preferred Stock which provide for certain conversion rights and entitle him to 2,900,000 votes, (iv) 60,000 shares of Series C Preferred Stock which provide for certain conversion rights and entitle him to 600,000 votes, (v) 20,000 shares of Common Stock issuable upon exercise of currently exercisable options issued pursuant to the 1992 Stock Option Plan, and (vi)

                                     (40)

     52,217 shares of Common Stock approved for issuance but not yet issued. See "Management" and "Description of Securities - Preferred Stock."

(5) Represents (i) 65,000 shares of Common Stock issuable upon exercise of currently exercisable options granted pursuant to the 1992 Stock Option Plan, and (ii) 100,000 shares of Common stock issuable upon the exercise of currently exercisable options granted pursuant to the November 1996 Plan. Mr. Rosenberg also has an additional 30,000 options under the 1992 Stock Option Plan and 150,000 options under the November 1996 Option Plan which are not currently exercisable and will not become exercisable in the next sixty days.

(6)  Represents (i) 157,500 shares of Common Stock currently owned,
     (ii) 67,500 shares which may be issued upon exercise of currently exercisable options issued pursuant to the August 1996 Stock Option Plan, and (iii) 33,333 shares of Common Stock issuable upon currently exercisable options issued pursuant to the November 1996 Plan. Mr. Fredericks also has an additional 66,664 options under the November 1996 Plan which are not currently exercisable and will not become exercisable within the next sixty days.

(7) Includes 66,500 shares of Common Stock issuable upon exercise of currently exercisable options granted pursuant to the November 1996 Stock Option Plan. Mr. Katz also has an additional 58,500 options which are not currently exercisable and will not become exercisable within the next sixty days.

                                     (41)

                             CERTAIN TRANSACTIONS

         In April 1994, the Company entered into an agreement with Congress Financial Corporation providing the Company with a $3.0 million secured line of credit to be used for loans and trade letters of credit (the "Agreement"). The loans are secured by substantially all of the Company's personal property, including without limitation, accounts receivable, inventory and trademarks. The interest rate on loans is two percent above the prime rate announced by Core State Bank. Under the terms of the Agreement, the Company may borrow up to 85% of the amount of eligible accounts receivable(as defined in the Agreement), not to exceed the maximum credit. In February 1995, the Agreement was amended to adjust the formula used to determine the amount available for revolving loans by including therein an amount based upon eligible inventory not to exceed $750,000. At the present time, the Company is fully utilizing its line of credit. On February 9, 1996, the date of closing of the purchase of Biobottoms by Diplomat, Congress entered into a loan and security agreement with Biobottoms providing for a line of credit of $2.0 million limited to 45% of eligible inventory (as defined in the Agreement).

         In April 1994 and in connection with the Congress agreement, the Company borrowed from Mr. Rubin $590,000 on a secured term loan basis, subordinated to Congress, in order to repay in full its then existing outstanding principal indebtedness to Citibank, N.A. Such Citibank facility in the initial principal amount of $650,000 was established in June, 1993, secured by certain assets of the Company and a shareholder guaranty by Mr. Rubin. The loan from Mr. Rubin was repayable with interest at the prime rate plus 1%, with required principal payment amortization identical to the terms applicable to the Citibank loan terms. Accordingly, the Company was required to make principal payments on the loan from Mr. Rubin of $120,000 in 1994, $120,000 in 1995, $120,000 in 1996 and the balance in 1997. At September 30, 1996 the outstanding balance of $310,000 was converted into preferred stock.


         Initial borrowings from Congress in the amount of $1,065,192 were used to repay indebtedness to the American Insured Receivables Fund, the Company's former asset based lender. In February 1995, the Agreement was amended to adjust the formula used to determine the amount available for revolving loans by including therein an amount based upon eligible inventory not to exceed $750,000. In connection with this amendment, Robert Rubin, a director and principal stockholder of the Company, furnished the lender with a personal limited guaranty up to an aggregate maximum liability of $375,000, pertaining to loans made based upon eligible inventory.

                                     (42)

         In January 1994, the Company entered into a three year financial consulting agreement with Robert M. Rubin, a director and principal stockholder of the Company, providing for the payment to him of $125,000 per annum. Mr. Rubin consults with the Company on financial management and long term planning matters, including consideration of acquisitions. The term of the agreement was extended to December 31, 1998 in consideration of Mr. Rubin's subordinated loan to the Company made in connection with the credit agreement described above.

         In July 1995, pursuant to the Company's 1992 Stock Option Plan, the Company granted each of Jonathan Rosenberg and Robert M. Rubin, options to purchase 20,000 shares of the Company's Common Stock, and Irwin Oringer options to purchase 15,000 shares of the Company's Common Stock, all at an exercise price of $1.50 per share, exercisable over a five year term expiring July 14, 2000. The common shares underlying such options were included in a registration statement that became effective in March 1995. As of the date hereof, none of these options have been exercised.

         In 1996, pursuant to the Company's 1992 Stock Option Plan, the Company granted Jonathan Rosenberg options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $1.50. To date, none have been exercised.

         In February 1996, Mr. Rubin loaned the Company $2,353,500 to be used as part of the acquisition price of Biobottoms. In connection with such loan, the Company issued Mr. Rubin 100,000 shares of its Series A Preferred Stock, convertible into 1,000,000 shares of common stock at the option of Mr. Rubin. The holder of such shares of preferred stock will have the right, subject to a subordination and intercreditor agreement by and among Congress, Robert Rubin, American United Global, Inc. and Joan Cooper and Anita Dimondstein as Agents, during any period during which there shall be an Event of Default under the Rubin/American United Loans, as such term is defined therein, to designate a majority of the members of the Board of Directors of the Company. This right of designation continues during the duration of any such Event of Default. The Company has agreed, at its sole cost and expense, to include the common shares issuable upon conversion of the shares in any registration filed with the Securities and Exchange Commission by the Company within six months of the date of the issue. In the absence of such filing, the Company has agreed, at its sole cost and expense and upon the request of Mr. Rubin, to file and use its best efforts to effect a registration of such shares within three (3) months of his written request.


         In May 1997 the Company issued to Mr. Rubin of an aggregate of 550,000 shares of Common Stock in consideration of Mr. Rubin's waiver of certain compensation owed to him and for restructuring certain debt owed to him, waiving certain defaults and providing an additional loan to the Company in the aggregate amount of $600,000.

         As of September 30, 1996, the $600,000 loan was converted into 60,000 Shares of Series C Preferred Stock. The Series C Preferred Stock, which has a liquidation value of $10.00 per Share is convertible into Common Stock at 75% of the current market price based on the average closing price for the Common Stock for the 10 days preceding the conversion. Each

                                     (43)
share of Series C Preferred Stock entitles the holder to 10 votes per share. The Series C Preferred Stock pays an annual dividend of 9%, based on the per Share liquidation value. In the event that the dividend, which is payable monthly, is not paid for three consecutive months , Mr. Rubin shall be entitled to an additional 100,000 Shares of Common Stock for each month that the dividend is not paid.

         As of September 30, 1996, Robert Rubin, a director and principal stockholder of the Company, converted an aggregate of approximately $2,900,000 in outstanding debt into an aggregate of 290,000 Shares of Series B Preferred Stock. The Series B Preferred Stock, which has a liquidation value of $10 per share, is convertible into Common Stock at 75% of the current market price based on the average closing price for the Common Stock for the 10 days preceding the conversion. In addition, each share of Series B Preferred entitles the holder thereof to 10 votes per share. The Series B Preferred Stock pays an annual dividend of 9%, based on the per Share liquidation value. In the event that the dividend, which is payable monthly, is not paid for three consecutive months, Mr. Rubin shall be entitled to an additional 100,000 Shares of Common Stock for each month that the dividend is not paid.

         In March 1997, the Company approved the issuance of 52,217 shares of Common Stock to Mr. Rubin in lieu of the dividend payments due under the Series B and Series C Preferred Stock, as well as for an adjustment in salary, for the period from January 1, 1997 through March 31, 1997.

         On September 9, 1996, the Company entered into an arrangement with Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP ("GSKF&C") which provided that GSKF&C will provide certain legal and consulting services to the Company over an extended period of time. As compensation for its services, certain individual members of GSKF&C received an aggregate of 350,000 shares of Common Stock and options to purchase an aggregate of 150,000 shares of Common Stock at $2.50 per share. Of such securities, 157,500 shares of Common Stock and 67,500 options were issued to Wesley C. Fredericks who has since then become a director of the Company.

         In November 1996, the Company issued an aggregate of 1,060,000 options to 35 employees of the Company, including two executive officers and one outside director, pursuant to the November 1996 Plan. The options are exercisable at $1.00 per share, vest over a period of five years, and expire ten years from the date of grant, if not sooner due to termination or death of the employee.

         In May 1997, the Company issued an aggregate of 150,000 options pursuant to the November 1996 Plan, 50,000 of which were issued to Howard Katz, a director of the Company, and 100,000 of which were issued to Mr. Fredericks in connection with his agreeing to become a member of the Company's board of directors.

         In May 1997, the Company authorized the issuance of 200,000 of Common Stock to Mr. Rubin in consideration of Mr. Rubin extending loans to the Company as well as extending a personal guarantee to Congress on behalf of the Company.

         Between May and July 1997, the Company issued an aggregate of 158,408 shares of Common Stock and options to acquire 200,000 shares of Common Stock to six consultants. Of the 200,000 options, 50,000 are exercisable at $1.75 per share and 150,000 are exercisable at $1.875 per share.

         From May 1997 through September 1997, the Company sold 1,250,000 shares of its Common Stock in a private placement of its securities in which it raised $2,500,000. In addition to these shares, the Company issued to European Community Capital a placement agent's warrant exercisable to purchase up to 200,000 shares of Common Stock at $3.3125 per share. The Company issued an option to a principle of the placement agent to purchase up to 100,000 shares of Common Stock at $2.00 per share.

         In October 1997, in part to raise capital for the Company's acquisition out of bankruptcy of the assets of Brownstone, the Company completed a private offering of its securities which raised $3,345,000 from accredited investors. The private placement consisted of units, each unit consisting of ten shares of Series E Preferred Stock and 7,500 shares of Common Stock at a purchase price of $10,000 per unit. As a result the Company will be issuing an aggregate of 3,345 shares of Series E Preferred Stock and 2,608,750 shares of Common Stock in the next few weeks.


                                     (44)

                           DESCRIPTION OF SECURITIES

         The following description of certain matters relating to the securities of the Company does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's articles of incorporation ("Articles of Incorporation") and bylaws (the "Bylaws"), and the Underwriting Agreement between the Company and the Underwriter, copies of all which have been filed with the Commission as Exhibits to the Registration Statement of with this Prospectus is a part.

General

         The Company is authorized by its Articles of Incorporation to issue an aggregate of 50,000,000 shares of Common stock, $.0001 par value per share, and up to 1,000,000 shares of preferred stock (the "Preferred Stock"). Immediately prior to this Offering, an aggregate of 5,343,525 shares of Common Stock were issued and outstanding. One Hundred (100) shares of the authorized Preferred Stock are issued and outstanding as Series A Non-Voting Preferred Stock, Two Hundred and Ninety Thousand (290,000) as Series B Preferred Stock, and Sixty Thousand (60,000) as Series C Preferred Stock. All outstanding shares of Common Stock are of the same class, and have equal rights and attributes.

Capital Stock

         The Company is authorized to issue 50,000,000 shares of Common Stock, $.0001 par value per share. As of the date of this Private Placement Memorandum, there are 8,019,433 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.

         The Company amended its Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of "blank check" preferred stock. The Company issued 100,000 shares of Series A Preferred Stock, 290,000 Shares of Series B Preferred Stock and 60,000 shares of Series C Preferred Stock. The Company is currently contemplating issuing a new Series D Preferred Stock in connection with the proposed acquisition of Lew Magram, Ltd, and will be issuing very shortly 3,345 shares of Series E Non-Voting Preferred Stock in connection with the October 1997 Private Placement. Other than with respect to the Series D Preferred and the Series E Preferred, the Company and its Board of Directors have no plans to issue any additional shares of Preferred Stock. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of directors alone may authorize the issuance of preferred stock which could have the effect of

                                     (45)
making more difficult or discouraging an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

         Section 203 of the Delaware Corporation Law prohibits a publicly held Delaware corporation form engaging in a "business combination" with an

"interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Series A Preferred Stock

         The Company has 100,000 shares of Series A Preferred Stock outstanding, all of which are owned by Robert Rubin. Each share of Series A Preferred Stock is convertible into 10 shares of Common stock at the option of the holder. In the event that the Company defaults on certain obligations owed to Mr. Rubin, he shall have the right to designate a majority of the members of the Board of Directors of the Company. In addition, the holder of the Series A Preferred Stock has piggyback and demand registration rights with respect to the Common stock issuable upon exercise of the Series A Preferred Stock. The Series A Preferred Stock is not entitled to any specific dividends or liquidation rights.

Series B Preferred Stock

         The Company has 290,000 Shares of Series B Preferred Stock outstanding, all of which are owned by Robert Rubin. The Series B Preferred Stock, which has a liquidation value of $10.00 per Share, is convertible into Common Stock at 75% of the current market price based on the average closing price for the Common Stock for the 10 days preceding the conversion. Each share of Series B Preferred Stock entitles the holder to 10 votes per share. The Series B Preferred Stock pays an annual dividend of 9%, based on the per Share liquidation value. In the event that the dividend, which is payable monthly, is not paid, Mr. Rubin shall be entitled to an additional 100,000 Shares of Common Stock for each month that the dividend is not paid.

Series C Preferred Stock

         The Company has 60,000 Shares of Series C Preferred Stock outstanding, all of which are owned by Robert Rubin. The Series C Preferred Stock, which has a liquidation value of $10.00 per Share, is convertible into Common Stock at 75% of the current market price based on the average closing price for the Common Stock for the 10 days preceding the conversion. Each share of Series C Preferred Stock entitles the holder to 10 votes per share. The Series C Preferred Stock pays an annual dividend of 9%, based on the per Share liquidation value. In

                                     (46)
the event that the dividend, which is payable monthly, is not paid, Mr. Rubin shall be entitled to an additional 100,000 Shares of Common Stock for each month that the dividend is not paid.

Delaware Anti-Takeover Law

         Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (iii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, (iv) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 3/4% of the outstanding voting stock of the corporation that is not owned by the interested stockholder, or (v) the majority of the corporation's stockholders adopt an amendment to the corporation's certificate of incorporation electing not to be governed by the Delaware anti-takeover law, such amendment not being effective for 12 months following its adoption and not applicable to any business combination between the corporation and a stockholder who became an interested stockholder after its adoption. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

Personal Liability of Directors

         The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.


                                     (47)

         The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Transfer Agent

         The Transfer Agent for the Common Stock of the Company is North American Transfer Co.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this Offering, the Company will have 8,019,433 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 3,200,000 shares upon the exercise of options eligible for grant under the Company's Stock Option Plan, 2,010,000 of which have been granted and are currently outstanding. The 1,250,000 shares of Common Stock registered hereby (plus any additional shares sold upon exercise of the Over-Allotment Option) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which will be subject to the limitations of Rule 144 adopted under the Act ("Rule 144"). Of the shares of Common Stock to be issued and outstanding after this offering, 2,187,050 shares of Common Stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. Certain of the foregoing shares are now eligible to be sold in accordance with the exemptive provisions and the volume limitations of Rule 144.

         In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of the Company, (or persons whose shares are aggregated), who for at least two years has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted on the Nasdaq National Market, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least three years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above.


         Future sales of the Company's Common Stock by certain of the present stockholders, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

                                     (48)

               SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

         The table below sets forth with respect to each Selling Securityholder the number of shares of Common Stock beneficial owned by each Selling Securityholder and the number of such securities included for sale in this Prospectus. Although there can be no assurance that the Selling Securityholders will sell any or all of the shares of Common Stock offered hereby, the following table assumes that each of the Selling Securityholders will sell all shares of Common Stock offered by this Selling Securityholder Prospectus.

                             Beneficial                         Beneficial
                             Ownership          Shares of       Ownership
                             of Common Stock    Common Stock    of Common Stock
Selling Securityholder       Prior for Sale     to be sold      After Sale
----------------------       ---------------    ------------    ---------------
James Favia                      37,500            37,500              0
Harry G. Carson, Jr., TTEE      125,000           125,000              0
Rory Zinman                      50,000            50,000              0
Harvey Bibicoff                 125,000           125,000              0
Discovery Trading Corp.         175,000           175,000              0
William C. Hayde                 75,000            75,000              0
Jeannette Flam                  575,000           575,000              0
Steven Wallitt                   37,500            37,500              0
Susan Weintraub                  12,500            12,500              0
Wilde Construction, Inc.         37,500            37,500              0



     The shares of Common Stock may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissioner discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales.

                                     (49)

                                 LEGAL MATTERS


         The legality of the Common Stock offered by this Prospectus will be passed upon for the Company by Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York.

                                    EXPERTS

         The consolidated financial statements of Diplomat Corporation at September 30, 1996, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Feldman Radin & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. At the date hereof, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended.

                      INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made

                                     (50)
pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company proposes to obtain a directors and officers insurance and company reimbursement policy. The policy, if obtained, would insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

         Insofar as indemnification for liabilities arising under the Act may be provided to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     (51)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DIPLOMAT CORPORATION Independent Auditor's Report............................................................ F-2
DIPLOMAT CORPORATION AND SUBSIDIARY Consolidated Balance Sheet - September 30, 1996.......................... F-3
Consolidated Statements of Operations
    (For the nine months ended September 30, 1996 and year ended December 30, 1995).......................... F-4
Consolidated Statements of Stockholders' Equity
    (Nine months ended September 30, 1996 and years ended December 30, 1995 and December 31, 1994)........... F-5
Consolidated Statements of Cash Flows
    (For the nine months ended September 30, 1996 and for the year ended December 30, 1995).................. F-6
Notes to Consolidated Financial Statements
    (Nine months ended September 30, 1996 and for the year ended December 30, 1995).......................... F-7
DIPLOMAT CORPORATION
Consolidated Financial Statements (Unaudited)
    For the nine month period ended June 30, 1997............................................................ F-21
DIPLOMAT CORPORATION AND SUBSIDIARY
Consolidated Balance Sheet (Unaudited) - June 30, 1997....................................................... F-22
Consolidated Statements of Operations (Unaudited)
    (For the nine months and three months ended June 30, 1997 and June 30, 1996)............................. F-23
Consolidated Statements of Cash Flows (Unaudited)
    (For the nine months ended June 30, 1997 and June 30, 1996).............................................. F-24
Notes to Consolidated Financial Statements
    (Nine months ended June 30, 1997 and 1996)............................................................... F-25


                                     (F-1)

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Diplomat Corporation
Stony Point, New York

                  We have audited the accompanying consolidated balance sheet of Diplomat Corporation and Subsidiary as of September 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months ended September, 30, 1996 and the year ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diplomat Corporation and Subsidiary as of September 30, 1996 and the results of its operations and its cash flows for the nine months ended September 30, 1996 and the year ended December 30, 1995 in conformity with generally accepted accounting principles.

                                               /s/ Feldman Radin & Co., P.C.
                                               -----------------------------
                                               Feldman Radin & Co., P.C.
                                               Certified Public Accountants

New York, New York
January 16, 1997 (February 25, 1997
as to (i) the third and fourth paragraphs of Note 10, and (ii) subsection (a) of Note 11)

                      DIPLOMAT CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                    $     69,258
     Accounts receivable - trade, less allowance
         for possible losses of approximately $ 75,000                               1,663,511
     Inventories                                                                     3,747,740
     Prepaid expenses                                                                1,006,978
     Other current assets                                                              732,978
                                                                                  ------------
              TOTAL CURRENT ASSETS                                                   7,220,465
                                                                                  ------------

PROPERTY AND EQUIPMENT,
     less accumulated depreciation                                                   2,222,348

OTHER ASSETS
     Goodwill                                                                        3,616,444
     Other                                                                             613,660
                                                                                  ------------
                                                                                  $ 13,672,917
                                                                                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable - trade                                                     $  4,903,719
     Loans payable - bank, revolving credit agreement                                2,170,652
     Accrued expenses                                                                2,069,123
     Current maturities of other long term debt                                        705,981
     Acquisition loans payable                                                       1,500,000
                                                                                  ------------
              TOTAL CURRENT LIABILITIES                                             11,349,475
                                                                                  ------------

LONG TERM DEBT, less current maturities                                              1,046,835
                                                                                  ------------

STOCKHOLDERS' EQUITY
     Preferred stock, $.10 par value, 1,000,000 shares authorized, 410,000
          shares issued and outstanding                                              4,100,000
     Common stock, $.0001 par value, 50,000,000 shares authorized,
         4,993,525 shares issued and outstanding                                           500

     Paid-in capital                                                                 6,076,399
     Accumulated deficit                                                            (8,900,292)
                                                                                  ------------
              TOTAL STOCKHOLDERS' EQUITY                                             1,276,607
                                                                                  ------------

                                                                                  $ 13,672,917
                                                                                  ============

                       See notes to financial statements.

                      DIPLOMAT CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Nine
                                                     months ended           Year ended
                                                     September 30,         December 30
                                                         1996                 1995
                                                     ------------         ------------
NET SALES                                            $ 19,222,801         $ 11,301,314

COST OF GOODS SOLD                                     13,334,588            6,913,011
                                                     ------------         ------------

         GROSS PROFIT                                   5,888,213            4,388,303
                                                     ------------         ------------

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES          10,589,561            4,629,692

RESTRUCTURING EXPENSE                                   1,738,975                 --
                                                     ------------         ------------

OPERATING INCOME (LOSS)                                (6,440,323)            (241,389)

OTHER INCOME                                                7,935               10,784

INTEREST EXPENSE                                         (792,512)            (490,273)
                                                     ------------         ------------

LOSS BEFORE INCOME TAXES                               (7,224,900)            (720,878)

INCOME TAXES (BENEFIT)                                       --                   --
                                                     ------------         ------------

NET LOSS                                             $ (7,224,900)        $   (720,878)
                                                     ============         ============



NET LOSS PER COMMON SHARE:                           $      (1.59)        $      (0.16)
                                                     ============         ============

AVERAGE NUMBER OF SHARES USED IN COMPUTATION            4,549,525            4,493,525
                                                     ============         ============

                       See notes to financial statements.

                      DIPLOMAT CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND

              YEARS ENDED DECEMBER 30, 1995 AND DECEMBER 31, 1994

                                           Common Stock             Preferred Stock
                                    -------------------------   -------------------------    Paid-in    Accumulated
                                      Shares        Amount        Shares        Amount       Capital      Deficit       Total
                                    -----------   -----------   -----------   -----------  -----------  -----------   -----------
Balance at January 1, 1994            3,975,000   $       398          --     $      --    $ 4,573,501  $  (515,056)  $ 4,058,843

     Issuance of common stock            10,755             2                                       (2)         --           --
     Net loss                                                                                     --       (439,459)     (439,459)
                                    -----------   -----------   -----------   -----------  -----------  -----------   -----------

Balance at December 31, 1994          3,985,755           400          --            --      4,573,499     (954,515)    3,619,384

     Issuance of common stock,
       net costs of issuance
       of $59,500                       500,000            50                                  627,950                    628,000
     Issuance of common stock             7,770             8                                       (8)                      --
     Net loss                                                                                              (720,878)     (720,878)
                                    -----------   -----------   -----------   -----------  -----------  -----------   -----------

Balance at December 30, 1995          4,493,525           458          --           --      5,201,441   (1,675,393)    3,526,507

     Exercise of Options, issuance
       of 500,000 shares of common
       stock par .0001 @ .95            500,000            50                                  474,950                    475,000
     Issuance of common stock                                                                  400,000                    400,000
     Issuance of preferred stock                                       --       4,100,000                               4,100,000
     Net loss                                                                                            (7,224,900)   (7,224,900)
                                    -----------   -----------   -----------   -----------  -----------  -----------   -----------

Balance at September 30, 1996         4,993,525   $       508          --     $ 4,100,000  $ 6,076,391  $(8,900,293)  $ 1,276,607
                                    ===========   ===========   ===========   ===========  ===========  ===========   ===========

                      See notes to financial statements.

                      DIPLOMAT CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the nine     For the year
                                                                        months ended        ended
                                                                        September 30,     December 30,
                                                                            1996             1995
                                                                         -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                            $(7,224,900)     $  (720,878)
     Adjustment to reconcile net loss to net cash
         provided by (used in) operating activities:
            Depreciation                                                     211,237          117,533
            Issuance of common shares                                        400,000

CHANGES IN ASSETS AND LIABILITIES:
     (Increase) decrease in accounts receivable                             (282,507)          42,990
     (Increase) decrease in inventories                                    2,551,187         (658,489)
     (Increase) decrease in prepaid expenses                                 400,240           81,559
     (Increase) decrease in other current assets                             702,866            8,315
     (Increase) decrease in other assets                                     500,202          (58,068)
     Increase (decrease) in accounts payable                                 502,311           14,639
     Increase (decrease) in accrued expenses                               1,552,586           38,224
                                                                         -----------      -----------
         NET CASH USED BY OPERATING ACTIVITIES                              (686,788)      (1,134,175)
                                                                         -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cash paid for Biobottoms, Inc. (net of cash acquiredof ($1,250)      (2,899,211)            --
     Acquisition of property and equipment                                  (211,096)         (26,979)
                                                                         -----------      -----------
         NET CASH FLOWS USED BY INVESTING ACTIVITIES                      (3,110,307)         (26,979)
                                                                         -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Long term advance from stockholder                                         --            250,000
     Repayment of loans payable , stockholder                                   --             (8,881)
     Proceeds of loans payable, affiliate                                    450,000             --
     Revolving credit agreement                                              583,650          589,531
     Issuance of warrants                                                       --            628,000
     Issuance of common stock                                                475,000             --
     Borrowings from stockholder                                           2,620,000             --
     Repayment of long term debt and loan payables                          (393,678)        (207,160)
                                                                         -----------      -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                         3,734,972        1,251,490
                                                                         -----------      -----------


NET INCREASE (DECREASE) IN CASH                                              (62,113)          90,336

CASH AND CASH EQUIVALENTS, at beginning of period                            131,371           41,035
                                                                         -----------      -----------

CASH AND CASH EQUIVALENTS, at end of period                              $    69,258      $   131,371
                                                                         ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                        $   706,000      $   418,000
                                                                         ===========      ===========
         Income taxes                                                    $      --        $    21,600
                                                                         ===========      ===========

                       See notes to financial statements.

                      DIPLOMAT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                      AND THE YEAR ENDED DECEMBER 30, 1995

1.       SIGNIFICANT ACCOUNTING POLICIES:

                  A. The financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

                  B. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

                  C. Property and equipment are stated at cost. Depreciation is provided using primarily the straight-line method and accelerated methods (for machinery and equipment) over the expected useful lives of the assets, which range from 31.5 years for the building and real property, to between five and 10 years for machinery, furniture and equipment.

                  D. The Company follows SFAS 109 for income taxes. Pursuant to SFAS 109 deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

                  E. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                  F. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                  G. In March 1995, the Financial Accounting Standards Board ("FASB") isuued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting For the Impairment of Long Lived Assets and For Long Lived Assets to be Diposed Of". SFAS No. 121 requires the Company to review long-lived assets and certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. The adoption of SFAS No. 121 did not result in any material adjustments in the financial statements for the period ended September 30, 1996.

                  H. Effective December 30, 1995, the Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", which requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short term maturity of these instruments.

                  I. The Company accounts for stock transactions in accordance with APB No. 25, "Accounting for Stock Issued to Employees". In accordance with SFAS No. 123, "Accounting for Stock based Compensation", the Company has adopted the pro-forma disclosure requirements contained therein.

                  J. Direct response advertising costs, consisting primarily of catalog preparation, printing and postage expenditures, are amortized over the period during which the benefits are expected. Advertising costs, principally the amortization of such prepaid catalog costs, of approximately $3,033,000 are included in the accompanying statement of operations for the eight months ended September 30, 1996. Included in other current assets at September 30, 1996, is approximately $463,000 of prepaid catalog costs.

2.       BUSINESS:

                  The Company is engaged in two lines of business and accordingly its operations are classified into two business segments: specialty catalog retail operations of natural fiber apparel and related products utilizing environmentally "friendly" materials for children from infancy to early adolescence, and the manufacturing marketing and distribution of infants accessories principally to mass merchants.

                  As of 1995, the Company reported its results of operations on a fifty-two/fifty-three week year ending on the Saturday closest to December 31. However, on November 12, 1996, the Company has changed its reporting date to September 30.

3.       ACQUISITION OF BIOBOTTOMS, INC. AND RELATED FINANCING:

                  A. Acquisition of Biobottoms, Inc.: On February 9, 1996, the Company completed the acquisition of Biobottoms, Inc. ("Biobottoms"), a California-based mail-order catalog company, specializing in apparel and accessories for newborn through preteen children, pursuant to an Agreement and Plan of Merger made as of December 22, 1995 by and among Diplomat Corporation, Diplomat Acquisition Corp., a wholly-owned subsidiary of the Company, organized under the laws of the State of Delaware ("DAC"), Biobottoms and Joan Cooper and Anita Dimondstein, individuals and principal stockholders of Biobottoms (the "Merger Agreement"). Biobottoms has become a wholly-owned subsidiary of the Company and will continue its principal place of business in Petaluma, California.

                  The Company paid $2,500,000 for Biobottoms, $1,000,000 in cash and $1,500,000 in the form of two promissory notes to Biobottoms' shareholders, each in the amount of $750,000 ("Acquisition notes"). The notes bear interest at 1% over the prime rate as defined in the agreements. One such note is due six months from the acquisition date and the second note is due in two equal installments of $375,000, nine months and eighteen months after the date of acquisition, respectively. Additionally, the Company incurred costs related to the acquisition in the amount of approximately $720,000. Of this amount, $600,000 represents the estimated fair value of 100,000 shares of the Company's convertible Series A preferred stock issued to a significant stockholder (who is also a member of the Board of Directors), as a fee for his assistance in consummating the acquisition. The Series a preferred shares are convertible into 1,000,000 common shares of the Company. The Series A preferred stock is not entitled to any specific dividends or liquidation rights.

                  The acquisition of Biobottoms has been accounted for as a purchase and accordingly, its results of operations are included with the Company's beginning February 9, 1996.

                  The following unaudited pro-forma summary combines the consolidated results of operations of the Company and Biobottoms as if the acquisition had occurred at the beginning of 1995, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on the acquisition debt, and the adjustments required as a result of changes to certain employment agreements as a direct result of the acquisition.

                                                             Year ended
                                                          December 30, 1995
                                                          -----------------
                                                             (unaudited)

                           Net sales                      $      27,137,857
                           Net loss                              (1,719,030)
                           Net loss per common share                  (0.38)

                   The pro-forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                  B. Financing: Simultaneously with the closing of the Biobottoms acquisition, the Company and Biobottoms entered into a loan and subordinated security agreement with a director and principal stockholder of the Company and an affiliate of such individual pursuant to which the Company borrowed from such director and principal stockholder and affiliate $2,353,100 and $450,000, respectively. The loan from the director and principal stockholder was utilized to fund the acquisition of Biobottoms in part. The loan from the affiliate has been utilized for working capital purposes. Subject to an intercreditor agreement between the Company's asset based lender and other lenders, the $450,000 loan is payable in full on May 4, 1996. If the repayment is not made on such date, the Company will be required to pay a default fee of $50,000.

                  In connection with such aforementioned loan by a director and principal stockholder of the Company in the amount of $2,353,100, the Company issued 100,000 shares of its Series A Preferred Stock, which are convertible into 1,000,000 shares of common stock at the option of the director and principal stockholder. The holder of such shares of preferred stock will have the right, subject to a subordination and intercreditor agreement by and among Congress Financial Corporation and others, during any period during which there shall be an Event of Default under such loans, as such term is defined therein, to designate a majority of the members of the Board of Directors of the Company. Such right of designation will continue during the duration of any such Event of Default. The Company has agreed at its sole cost and expense to include the common shares issuable upon conversion of the shares in any registration statement filed with the Securities and Exchange Commission by the Company within six months of the date hereof.

4.       MANAGEMENT PLANS:

                  For the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company's net loss was approximately $7,225,000, $721,000 and $439,000, respectively.
         Management attributes the losses in 1995 and 1994 to lower sales without corresponding reductions in operating expenses . In 1996, significantly lower sales, additional interest expenses from the acquisiton of Biobottoms, Inc., and expenses incurred as a result of management's restructuring plan were the principal components for the substanial loss. These losses placed a severe strain on the Company's liquidity and working capital and diverted management attention to financial matters, as well as substantially increased legal fees and the cost of financing.

                  The Company has taken several actions to improve its ability to meet its obligations and enhance working capital. Subsequent to September 30, 1996, the Company commenced negotiations with lenders to extend due dates of currently due obligations and concurrently, is in the process of negotiating to sell equity secuities via private placement. Management believes that the actions taken and its plans to reduce expenses and improve operating margins will allow the Company to meet its obligations and achieve positive cash flow. However, no assurances can be given that the Company will be successful in achieving those reductions and achieving profitability or positive cash flow.

5.       RESTRUCTURING OF OPERATIONS:

                  During the quarter ended September 30, 1996, management instituted various actions designed to significantly cut costs in the Company's manufacturing operation located in Stony Point, New York, and to refocus the operation on its most profitable product lines and channels of distribution. Towards this end, the following significant decisions were made: (i) the former Chief Executive Officer's contract, which expired in October 1996, was not renewed, and all ties with this officer were severed; (ii) certain royalty agreements, specifically those related to products which the Company is discontinuing, were not renewed by the Company; (iii) a decision was made to target primarily mass merchant customers; and (iv) significant permanent cutbacks in personnel and other operating costs were made.

                  As a result of the actions taken, the Company incurred restructuring charges of approximately $1,738,975. The restructuring charges include approximately $568,000 primarily for write-offs and other costs associated with the discontinuance of various products and $771,000 for severance pay and professional and consulting fees payable in connection with the restructuring plan.

6.       CONVERSION OF STOCKHOLDER DEBT AND ISSUANCE OF SERIES B
         PREFERRED STOCK

         Effective September 30, 1996, a significant stockholder and member of the Company's Board of Directors converted $3,500,285 of indebtedness into 290,000 shares of Series B preferred stock of the Company and 60,000 shares of the Company's Series C preferred stock. Both the Series Band C shares of preferred stock have a liquidation preference of $10 per share ("Liquidation Value") and a normal dividend of 9% of Liquidation Value, payable monthly. Should the Company not pay the dividends on either the Series B or C preferred stock for three consecutive months, the holder will be entitled to receive 100,000 shares of the Company's common stock for each month that the dividend has not been paid as a penalty. The preferred stock, based on Liquidation Value is convertible into common stock of the Company at 75% of the average market value of the common stock for the ten trading days immediately preceding the day of conversion. The preferred stock also has voting rights equal to 3,500,000 shares of common stock on all matters on which common stock votes, including election of directors. As part of the consideration for the conversion the holder was issued 500,000 shares of the Company's common stock. The issuance of the common stock was valued at approximately $0.80 per share, the estimated fair value of such shares at the time of issuance.

7.       INVENTORIES:

                  Inventories consist of the following:

                                                          September 30,
                                                              1996
                                                          -------------
                    Raw materials and packaging           $     297,776
                    Work-in-process                             409,177
                    Finished goods                            3,040,787
                                                          =============
                                                          $   3,747,740
                                                          =============

8.       PROPERTY AND EQUIPMENT:

                  Property and equipment consist of the following:

                                                          September 30,
                                                              1996
                                                          -------------
                    Land                                  $     420,000
                    Building                                  1,807,347
                    Equipment                                 1,680,206
                                                          -------------
                                                              3,907,553
                    Less accumulated depreciation             1,685,205
                                                          -------------
                                                          $   2,222,348
                                                          =============

9.       OTHER ASSETS:

                                                          September 30,
                                                              1996
                                                          -------------
                    Goodwill                              $   3,616,444
                    Noncurrent deferred tax asset               581,535
                    Deposits                                     32,125
                                                          =============
                                                          $   4,230,104
                                                          =============

10.      REVOLVING CREDIT AGREEMENTS:

         (a) In April 1994, the Company entered into an agreement with Congress Financial Corporation ("Congress") providing the Company with a $3,000,000 collateralized line of credit to be utilized for loans and trade letters of credit. The loan is collateralized by substantially all of the Company's personal property, including accounts receivable, inventory, and trademarks. The interest rate on loans is 2% above the prime rate announced by Philadelphia National Bank. The prime rate was 8.25% and 8.75% at September 30, 1996 and December 30, 1995, respectively.

                  Pursuant to the amended terms dated October 1995, the Company may borrow up to an amount equal to the sum of:

                  (I)   85% of eligible accounts receivable (as defined)
                  (ii)  100% of cash collateral
                  (iii) the lesser of 35% of eligible inventory (as defined) or
                          $1,250,000, less
                  (iv)  any availability reserves.

                  The revolving credit agreement contains restrictions relating to the payment of dividends, and the maintenance of working capital and stockholders' equity. As of September 30, 1996, the Company was in violation of the financial covenants contained in the agreement. On February 25, 1997, the violations were waived by the lender and concurrently, the lender and the Company agreed on revised financial covenants for the remainder of the Company's fiscal year ending September 30, 1997. The Company expects to be in compliance with the revised financial covenants at each measurement date. Up to $375,000 of such loan is guaranteed by a director and significant stockholder.

         (b) On February 9, 1996, the Company's, a wholly owned subsidiary (Biobottoms), entered into a new financing arrangement with Congress which includes a $2,000,000 revolving credit line, restricted to the lesser of 45% of the value of eligible inventory or 80% of the value of an orderly liquidation of such inventory. Borrowings on the line of credit bear interest at the prime rate plus 2% and it expires on February 9, 1999. Fees are paid on the unused line of credit at the rate of 1/2%. The line of credit is collateralized by substantially all of the Company's assets. As of September 30, 1996, as a result of cross defaults due to the violations described in the preceeding paragraph, Biobottoms was in violation of certain of the financial covenants contained in the agreement. On February 25, 1997, these violations were waived by the lender and concurrently, the lender and the Company agreed on revised financial covenants for the remainder of the Company's fiscal year ending September 30, 1997. The Company expects to be in compliance with the revised covenants at each measurement date.

11.      LONG-TERM DEBT:

                Long-term debt consists of the following at September 30, 1996:

        Note payable - bank, payable in monthly
        installments of $10,018 which includes interest at
        8.375%, due August 2010. The note is collateralized
        by land and buildings and is guaranteed by a
        stockholder.                                            $      986,581

        Note payable - bank, payable in monthly
        installments of $7,201 which includes interest at
        12%, due January 1997. The note is collateralized
        by land and buildings and is cosigned by a
        stockholder. (b)                                               582,049

        Equipment Loans - payable in monthly installments              184,186

        Acquisition notes payable. (a)                               1,500,000
                                                                --------------
                                                                     3,252,816
                                                                --------------
        Current portion - acquisition notes, former stockholders     1,500,000

        Current maturities of other long term debt                     705,981
                                                                --------------
        Total current                                                2,205,981
                                                                --------------
        Long - term debt                                        $    1,046,835
                                                                ==============

                  The maturities of long term debt is as follows:

                         1997            $  2,205,981
                         1998                  93,759
                         1999                  92,448
                         2000                  52,125
                         Thereafter           808,503
                                         ------------
                                         $  3,252,816
                                         ============

         (a) The Company paid $1,500,000 in the form of two promissory notes to Biobottoms' shareholders, each in the amount of $750,000 ("Acquisition notes"). The notes bear interest at 1% over the prime rate as defined in the agreements. One such note is due six months from the acquisition date and the second note is due in two equal installments of $375,000 nine months and eighteen months after the date of acquisition respectively. The Company did not make the payments which were required in August and November 1996. On December 9,
                                    F - 14

         1996 the Company received notification of the default from the former Biobottoms shareholders, which required that the Company cure the default under the notes within 270 days, or be subject to enforcement action. On February 25, 1997, the Biobottoms former stockholders agreed not to initiate enforcement action as a result of this or subsequent defaults until not earlier than December 31, 1997. In connection with obtaining this agreement, Diplomat agreed to pay the Biobottoms shareholders ten installments of $5,000 to be applied against the Acquisition Notes, commencing on February 21, 1997 and to undertake to conduct a private placement of its securities to raise funds for the repayment of the remaining balance due on the Acquisition Notes. Should the Company fail to raise enough funds for repayment, it has agreed to pay the Biobottoms shareholders additional payments of $50,000 on July 1, 1997 and $100,000 on December 15, 1997 to be applied against the Acquisition Notes.

         (b) Full payment of this mortgage was due on January 26, 1997. The lender has agreed to extend the mortgage for an additional twelve months in exchange for an extension fee of 15,000 and the agreement to bring certain past due amounts current.

12.      STOCKHOLDERS' EQUITY:

                  A. On December 31, 1992, the Board of Directors has adopted a stock option plan which allows for the grant of option to employees and non-employees to purchase up to 200,000 shares of the Company's common stock. The exercise price per share cannot be less than the fair market value of the Company's common stock on the date of grant. During each of 1996 and 1995, the Company issued 75,000 options exercisable at $1.50 per share. There were no options exercised or canceled during either of the years presented.

                  B. There are currently 581,175 warrants outstanding to purchase shares of the Company's common stock at $3.50 per share. The warrants, which were issued in connection with the Company's initial public offering of its common stock, are exercisable until November 4, 1998. To date, these warrants have not been exercised.

                  C. During 1995, warrants to purchase 1,500,000 shares of common stock were granted; 500,000 of these warrants, exercisable at $1.37 per share, were exercised resulting in net proceeds to the Company of $628,000. The remaining 1,000,000 warrants were exercisable as follows, (I) 500,000 at $3.00 per share expiring on July 18, 1996 and (ii) 500,000 at $1.00 per share expiring on July 18, 1997. The warrants expiring July 18, 1996 were not exercised.

                  D. In September 1996, the Company issued 500,000 common shares at $0.95 per share to previously unrelated investors from the exercise of options. Net proceeds to the Company were $475,000.

                  E. In November 1996, the Company adopted an Incentive Stock option Plan (the 1996 Plan) pursuant to which options to purchase a maximum of 1,500,000 shares of the company's common stock (subject to adjustment in the case of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, oficers and directors of the Company and other persons who provide services to the Company. As of January 31, 1997, 1,060,000 of such options have been granted at an exercise price of $1.00 per share. The 1996 Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant, and with respect to incentive stock options, the exercise price shall be at least equal to 100% of the fair market valuee of the common stock at the date of grant. No options under the plan were exercised as of January

         31, 1997.

                  F. In September 1996, the Company issued 150,000 options under its August 1996 Stock Option Plan. These options are exercisable for a period of five years at price of $2.00 per share, fair market value at the time.

13.      CONCENTRATION OF CREDIT RISKS:

                  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade receivables include concentrations of trade accounts in the juvenile products industry.

                  To counter the credit risk associated with the Company's trade receivables, the Company purchases credit insurance covering substantially all major customers.

14.      NET SALES:

                  For the nine months ended September 30, 1996 and the years ended December 30, 1995 and December 31, 1994 two customers accounted for 6% and 15%, 23% and 36% and 28% and 34% of net sales, respectively.

15.      COMMITMENTS AND CONTINGENCY:

                  A. Effective July 1, 1993, the Company entered into a license agreement with an unaffiliated third party, pursuant to which the Company was granted an exclusive license to the use of a registered trademark for the manufacture, advertisement, promotion, distribution and sales of certain products within the United States.

                  An amendment effective January 1995, obligates the Company to distribute a number of Authorized Products sufficient to generate minimum net annual sales of $4,500,000 for the twelve months ended December 30, 1995, and each year thereafter during the term of the agreement. In the event that such minimum net sales goals are not achieved, the Company must pay the licensor the Distribution Fee based upon such volumes. Additionally, the Company paid the licensor 9% of net sales of licensed products of up to $5,000,000 and 10% of such net sales in excess of $5,000,000. This license agreement expired on June 30, 1996 and was not renewed by the Company.


                  B. The Company's former Chief Executive Officer was employed under a three-year employment agreement effective November, 1993, as amended in April 1994 pursuant to which he was paid a base salary of $212,500 per annum and was entitled to an annual cash bonus, based upon the Company's reported pretax income from operations. The employment agreement expired in November 1996 and was not renewed.

                  An executive vice-president of the Company is employed under a three-year agreement, effective November 1993, pursuant to which he earns an annual salary of $150,000 and is entitled to an annual bonus as determined by the Company's Board of Directors. The contract expired in November 1996. The employee continues to be employed by the company pursuant to the terms of the original agreement.

                  C. In January 1994, the Company entered into a three-year financial consulting agreement with a director and principal stockholder of the Company, providing for the payment of $125,000 per annum.

                  D. Leases:

                  The Company leases its office, warehouse, and retail store facilities under operating lease agreements. The terms of the lease agreements provide for the minimum annual rentals.

                  Furniture minimum annual lease payments under lease agreements with terms in the excess of one year, at September 30, 1996, are as follows:

                           1997                     $217,000

                  The operating leases provide for annual increases in lease payments. The Company recognizes the total lease expense on a straight-line basis over the lives of the leases in accordance with generally accepted accounting principles.

                  Rent expense for operating leases in excess of one year was approximately $226,000 and $351,802 for the fiscal years ended September 30, 1996 and January 28, 1996, respectively.

                  E. Litigation

                           In September 1996, the Company was named as a defendant in an action brought in the Supreme Court of New York. The plaintiff alleges that the defendants' (including the Company) negligent maintenance of a railroad crossing adjacent to the Company's property caused him to collide with a train. The plaintiff is seeking $10,000,000 in damages for his injuries, and his spouse is seeking an additional $1,000,000 in damages for loss of the plaintiff's services. The Company and its insurance carrier intend to vigorously defend this action. The ultimate outcome of the litigation cannot be presently determined. The Company does maintain $1,000,000 of insurance coverage which could be applied to any liability posed by this matter.

16.      INCOME TAXES:

                  The following analyzes the deferred tax assets and liabilities required at September 30, 1996:

          Deferred tax asset:

             Net operating loss carry forward                     $  2,579,000

             Restructuring reserves                                  1,287,000

             Inventory                                                 176,000

             Other items                                               174,000
                                                                  ------------
                                                                     4,216,000

             Less: Valuation allowance                             (3,047,000)

                                                                  ------------
                   Deferred tax asset                                1,169,000

          Deferred tax liability

             Tax basis of assets less than basis for financial

               reporting purposes and other items                    (103,000)

                                                                  ============
                                                                  $  1,066,000
                                                                  ============


                  A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred tax asset reflects management's estimates of the amount which will be realized from future profitability which can be predicted with reasonable certainty. The valuation allowance was $3,047,000 at September 30, 1996, which represents an increase of $2,769,000 over the amount reported at December 30, 1995.

                  As of December 30, 1995, the Company has net operating loss carry forwards for Federal income tax purposes of approximately $1,263,000 which are available to offset future Federal taxable income through 2009.


                  The provision for income taxes differs from the amount computed by applying the 34% federal statutory income tax rate to the net loss before provision for income taxes as follows:

                                                           Nine months
                                                              ended             Year ended          Year ended
                                                          September 30,        December 30,        December 31,
                                                              1996                1995                 1994
                                                           -----------         -----------         -----------
      Income tax benefit computed at statutory rate        $(2,456,000)        $  (112,805)        $  (214,000)
      State tax benefit, net of federal tax benefit           (313,000)
      Adjustment to valuation allowance                      2,769,000             112,805              88,000
                                                           -----------         -----------         -----------
      Income tax (benefit) as reported                     $      --           $      --           $  (126,000)
                                                           ===========         ===========         ===========


17.      BUSINESS SEGMENT INFORMATION:

                  Summarized financial information by business segment for nine months ending September 30, 1996 is as follows:

                                                        Nine months
                                                           ended
                                                       September 30,
                                                           1996
                                                       ------------

               Net sales:

                    Specialty catalog retail           $ 11,672,908
                    operations

                    Mass merchant manufacturing
                    and distribution                      7,549,893

                                                       ------------
                                                         19,222,801

                                                       ============
               Operating income (loss):

                    Specialty catalog retail             (1,085,728)
                    operations


                    Mass merchant manufacturing          (2,154,973)
                    and distribution
                                                       ------------
                                                         (3,240,701)

                                                       ============
               Total assets:
                    Specialty catalog retail
                    operations                            5,310,725

                    Mass merchant manufacturing
                    and distribution                      7,762,192

                                                       ------------
                                                         13,072,917

                                                       ============

               Depreciation and amortization:
                    Specialty catalog retail
                    operations                              125,555

                    Mass merchant manufacturing
                    and distribution                         85,682

                                                       ------------
                                                            211,237

                                                       ============

               Capital expenditures:

                    Specialty catalog retail                202,633
                    operations

                    Mass merchant manufacturing
                    and distribution                          8,463

                                                       ------------
                                                       $    211,096
                                                       ============


18.      NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED):

                  The following summarizes the Company's results of operations for nine months ended September 30, 1995:

                                                              Nine months
                                                                 ended
                                                           September 30, 1995
                                                               -----------

                   Net sales                                   $ 9,947,418
                   Cost of sales                                 5,668,256
                                                               -----------
                   Gross profit                                  4,279,162
                   Operating expenses                            3,414,301

                                                               -----------
                   Operating income                                864,861
                   Other income                                     14,739
                   Interest expense                               (374,121)
                                                               -----------
                   Income before income taxes                      505,479
                   Income taxes                                     47,000

                                                               -----------
                   Net income                                  $   458,479
                                                               ===========
                   Net income per share                        $      0.12
                                                               ===========
                   Number of shares used in
                   computation                                   3,985,755

                             DIPLOMAT CORPORATION
                       CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) FOR THE
                                 PERIOD ENDED
                                JUNE 30, 1997

                       DIPLOMAT CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                  JUNE 30,1997

                                     ASSETS

CURRENT ASSETS:
           Cash and cash equivalents                             $     10,987
           Accounts receivable, trade,net                           1,603,321
            Inventories                                             5,558,875
            Prepaid expenses                                        1,058,262
            Other current assets                                      343,687
                                                                 ------------
                      TOTAL CURRENT ASSETS                          8,575,132

PROPERTY AND EQUIPMENT
          less accumulated depreciation                             2,219,203
INTANGIBLE ASSETS                                                   3,484,444
OTHER ASSETS                                                          631,707
                                                                 ------------
                                                                 $ 14,910,486

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
           Accounts payable-trade                                $  4,572,521
           Loans payable-stockholders                                  37,000
           Loans payable-bank                                       2,975,623
           Accrued expenses                                         1,263,217
           Current maturities of long term debt                       685,265
           Subordinated convertible term notes                      1,500,000
                                                                 ------------
                          TOTAL CURRENT LIABILITIES                11,033,626
                                                                 ------------

LONG TERM DEBT,less current maturities                              1,013,265
                                                                 ------------

STOCKHOLDERS' EQUITY:
          Preferred stock                                           4,191,380
          Common stock                                                    585
          Paid-in capital                                           6,698,813
          Accumulated deficit                                      (8,027,183)
                                                                 ------------
                          TOTAL SHAREHOLDERS' EQUITY                2,863,595
                                                                 ------------
                                                                 $ 14,910,486

                       See notes to financial statements.

                       DIPLOMAT CORPORATION AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    Nine Months Ended                 Three Months Ended
                                                 June 30          June 30          June 30          June 30
                                                  1997             1996             1997             1996
                                                  ----             ----             ----             ----
NET SALES                                     $ 19,866,711     $ 15,746,746     $  6,037,441     $  9,239,984

COST OF SALES                                    9,178,866        9,271,782        2,937,212        5,386,893
                                              ------------     ------------     ------------     ------------
GROSS PROFIT                                    10,687,845        6,474,964        3,100,229        3,853,091
                                              ------------     ------------     ------------     ------------

OPERATING EXPENSES:
       Selling expenses                          3,662,495        3,243,646        1,194,388        1,441,698
       General and administrative expenses       4,646,468        3,673,329        1,493,044        1,811,025
       Warehouse and distribution expenses         507,026          647,515          156,917          253,405
                                              ------------     ------------     ------------     ------------
            TOTAL OPERATING EXPENSES             8,815,989        7,564,490        2,844,349        3,506,128
                                              ------------     ------------     ------------     ------------

OPERATING INCOME (LOSS)                          1,871,856       (1,089,526)         255,880          346,963

OTHER INCOME(EXPENSE)                                2,480            1,415              375            2,685

INTEREST EXPENSE                                  (491,057)        (631,019)        (160,184)        (294,645)
                                              ------------     ------------     ------------     ------------
INCOME (LOSS) BEFORE INCOME TAX                  1,383,279       (1,719,130)          96,071           55,003

INCOME TAXES (BENEFIT)                             324,000         (168,340)           3,000           41,052
                                              ------------     ------------     ------------     ------------
NET INCOME (LOSS)                                1,059,279       (1,550,790)          93,071           13,951

PREFERRED STOCK DIVIDEND                           162,000                0           79,500                0
                                              ------------     ------------     ------------     ------------
NET INCOME (LOSS) AVAILABLE
     FOR COMMON                               $    897,279     ($ 1,550,790)    $     13,571     $     13,951

NET INCOME (LOSS) PER
     COMMON SHARE                             $       0.16     ($      0.35)    $       0.00     $       0.00

NUMBER OF SHARES USED IN
         COMPUTATION                             5,458,525        4,493,525        5,843,525        4,493,525

                       See notes to financial statements.

                       DIPLOMAT CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                         Nine months ended
                                                                     June 30,          June 30,
                                                                       1997              1996
CASH FLOWS FROM OPERATING ACTIVITIES:
              Net income (Loss)                                    $ 1,059,278       $(1,550,790)
              Adjustments to reconcile net income to net cash
                 provided by operating activities:
                 Depreciation and amortization                         305,177           202,105
                                                                    ----------        ----------
                                                                     1,364,455        (1,348,685)
CHANGES IN ASSETS AND LIABILITIES
              (Increase)decrease in accounts receivable               (132,871)       (1,222,615)
              (Increase) decrease  in inventories                   (1,811,135)          153,004
              (Increase)decrease in prepaid expenses                  (411,318)           56,641
              (Increase)decrease in other current assets               749,324           606,555
              (Increase)decrease in other assets                       (18,047)                0
              Increase(decrease) in accounts payable                   (89,098)         (671,381)
              Increase(decrease)  in accrued expenses                 (683,574)          174,493
                                                                    ----------        ----------
                                                                    (1,032,264)       (2,251,988)
                                                                    ----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
              Acquisition of property and equipment,net               (194,032)          (42,510)
              Acquisition of Biobottoms                                      0        (4,567,662)
                                                                    ----------        ----------
                                                                      (194,032)       (4,610,172)
                                                                    ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
              Issuance of common stock                                 500,000           628,000
              Issuance of preferred stock                               91,380           600,000
              Preferred stock dividend                                (162,000)                0
              Proceeds from loans  payable                                   0         4,564,847
              Repayments of loans payable                              (66,326)       (1,053,907)
              Revolving credit agreement                               804,971         2,174,016
                                                                    ----------        ----------
                                                                     1,168,025         6,912,956
                                                                    ----------        ----------

NET INCREASE(DECREASE) IN CASH                                         (58,271)           50,796
CASH AND CASH EQUIVALENTS-beginning of period                           69,258            49,695
                                                                    ----------        ----------
CASH AND CASH EQUIVALENTS-end of period                             $   10,987        $  100,491


Supplemental disclosure of cash flow activity:
     Financing
          Issue of common and preferred stock in settlement
              of obligations                                        $  213,880        $  600,000
Supplemental cash flow information:
     Cash paid for the year for:
          Interest                                                     491,057           631,019
          Taxes                                                          4,837                 0

                       DIPLOMAT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 1997 AND 1996

         The financial statements for these interim periods, which are unaudited, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the interim period. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full fiscal year. These financial statements should be read in conjunction with the Company's annual report on Form 10-KSB for the year ended September 30, 1996.


1.       SIGNIFICANT ACCOUNTING POLICIES

         A. The financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

         B. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

         C. Property and equipment are stated at cost. Depreciation is provided using primarily the straight-line method and accelerated methods (for machinery and equipment) over the expected useful lives of the assets, which range from 31.5 years for the building and real property, to between five and 10 years for machinery, furniture and equipment.

         D.       The Company follows SFAS 109 for income taxes.

         E. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         F. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         G. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121. "Accounting For the Impairment of Long Lived Assets and For Long Lived Assets to be Disposed Of" SFAS No. 121 requires the Company to review long-lived assets and certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. The adoption of SFAS No. 121 did not result in any material adjustments in the financial statements for the period ended June 30, 1997.


         H. Effective December 30, 1995, the Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", which requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short term maturity of these instruments.

         I. The Company accounts for stock transactions in accordance with APB No. 25 "Accounting for Stock to Employees". In accordance with SFAS No. 123, "Accounting for Stock based Compensation", the Company has adopted the pro-forma disclosure requirements contained therein.

         J. Direct response advertising costs, consisting primarily of catalog preparation, printing and postage expenditures, are amortized over the period during which the benefits are expected. Advertising costs, principally the amortization of such prepaid catalog costs, are included in the statements of operations.

2.       ACQUISITION OF BIOBOTTOMS, INC. AND RELATED FINANCING

         A. Acquisition of Biobottoms, Inc. On February 9, 1996, the Company completed the acquisition of Biobottoms, Inc. ("Biobottoms"), a California-based mail-order catalog company, specializing in apparel and accessories for newborn through preteen children, pursuant to an Agreement and Plan of Merger made as of December 22, 1995 by and among Diplomat Corporation, Diplomat Acquisition Corporation, a wholly-owned subsidiary of the Company, organized under the laws of the State of Delaware ("DAC"), Biobottoms and Joan Cooper and Anita Dimondstein, individuals and principal stockholders of Biobottoms (the "Merger Agreement"). Biobottoms has become a wholly-owned subsidiary of the Company and will continue its principal place of business in Petaluma, California.

                  The Company paid $2,500,000 for Biobottoms, $1,000,000 in cash and $1,500,000 in the form of two promissory notes to Biobottoms' shareholders, each in the amount of $750,000 ("Acquisition Notes"). The notes bear interest at 1% over the prime rate as defined in the agreements as long as no default occurs. One such note was due six months from the acquisition date and the second note was due in two equal installments of $375,000, nine months and eighteen months after the date of acquisition, respectively. The Company did not make the payments which were required in August and November 1996. On December 9, 1996 the Company received notification of the default from the former Biobottoms shareholders, which required that the Company cure the default under the notes within 270 days, or be subject to enforcement action. On February 25, 1997, the Biobottoms former shareholders agreed not to initiate enforcement action as a result of this or subsequent defaults until not earlier than December 31, 1997. In connection with obtaining this agreement, Diplomat agreed to pay the Biobottoms shareholders ten installments of $5,000 to be applied against the acquisition notes, commencing on February 21, 1997 and to undertake to conduct a private placement of its securities to raise funds for the remaining balance due on the acquisition notes. In July 1997, the Company received proceeds from a Private Placement and pursuant to an agreement with the Biobottoms shareholders paid $1,500,000 in full satisfaction of all amounts due under the acquisition notes, and also amended its consulting agreements with Joan Cooper and Anita Dimondstein to provide for additional compensation of 29,204 shares each of the Company's common stock. Additionally, the Company incurred costs related to the acquisition in the amount of approximately $720,000. Of this amount, $600,000 represents the estimated fair value of 100,000 shares of the Company's convertible Series A Preferred Stock issued to a significant stockholder (who is also a member of the Board of Directors), as a fee for his assistance in consummating the acquisition. The Series A Preferred shares are convertible to 1,000,000 common shares of the Company. The Series A Preferred Stock is not entitled to any specific dividends or liquidation rights.

                  The acquisition of Biobottoms has been accounted for as a purchase and accordingly its results of operations are included with the Company's beginning February 9, 1996.

                  The following unaudited pro-forma summary combines the consolidated results of operations of the Company and Biobottoms as if the acquisition had occurred at the beginning of fiscal 1996, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on the acquisition debt, and the adjustments required as a result of changes to certain employment agreements as a direct result of the acquisition.

                                                 Nine Months Ended
                                                   June 30, 1996
                                                 -----------------

                                                    (unaudited)

                  Net Sales                         $21,418,469

                  Net Loss                           (2,201,051)

                  Net Loss Per Common Share               (0.49)

                  The pro-forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

         B. Financing: Simultaneously with the closing of the Biobottoms acquisition, the Company and Biobottoms entered into a loan and subordinated security agreement with a director and principal stockholder of the Company and an affiliate of such individual pursuant to which the Company borrowed from such director and principal stockholder and affiliate $2,353,100 and $450,000., respectively. The loan from the director and principal stockholder was utilized to fund the acquisition of Biobottoms in part. The loan from the affiliate has been utilized for working capital purposes. Subject to an intercreditor agreement between the Company's asset based lender and other lenders, the $450,000 loan was payable in full on May 4, 1996 and was paid in full together with a financing fee of $50,000 paid in May 1996.

                  In connection with such aforementioned loan by a director and principal stockholder of the Company in the amount of $2,353,100, the Company issued 100,000 shares of its Series A Preferred Stock, which are convertible into 1,000,000 shares of common stock at the option of the director and principal stockholder. The holder of such shares of preferred stock will have the right, subject to subordination and intercreditor agreement by and among Congress Financial Corporation and others, during any period during which there shall be an Event of Default under such loans, as such term is defined therein, to designate a majority of the members of the Board of Directors of the Company. Such right of designation will continue during the duration of any such Event of Default. The Company has agreed at its sole cost and expense to include the common shares issuable upon conversion of the shares in any registration statement filed with the Securities and Exchange Commission.

3. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         During the three months and nine months period ended June 30, 1997, certain lawsuits were settled resulting in a reduction of accounts payable and certain accrued liabilities were adjusted aggregating $320,000 less than originally estimated. This reduction has been included as a reduction of general and administrative expenses during the periods. During the periods, there was also a reduction of accounts payable and accrued liabilities of approximately $214,000 by the issuance of preferred stock and common stock in payment of obligations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter.
This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                                   Page
                                                   ----
Prospectus Summary ..............................
Risk Factors ....................................
Use of Proceeds .................................
Dividend Policy .................................
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations ..........................
Business ........................................
Management ......................................
Principal Stockholders ..........................
Certain Transactions ............................
Description of Securities .......................
Shares Eligible for Future Sale .................
Selling Securityholders and
 Plan of Distribution ...........................
Legal Matters ...................................
Experts .........................................
Additional Information ..........................
Indemnification for Securities
 Act Liabilities.................................
Financial Statements ............................   F-1

         Until _____________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             DIPLOMAT CORPORATION


                       1,250,000 shares of Common Stock





                              -------------------
                                  Prospectus
                              -------------------






                              ____________, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     (52)

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The restated Certificate of Incorporation and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

         Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the Underwriter agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

Item 25.     Other Expenses of Issuance and Distribution

         The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee                                          $ 1,448.86
Printing Engraving Expenses                                   $10,000
Legal Fees and Expenses                                       $20,000
Accounting Fees and Expenses                                  $ 3,000
Miscellaneous                                                 $ 3,200
         Total                                                $37,648.86
                                                              ----------
*        estimate

Item 26.     Recent Sales of Unregistered Securities

         During the past three years, the Company has sold securities to unregistered securites as described below. Unless otherwise indicated, there was no underwriters involved in the transactions and there was no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about the Registrant.

         In July 1995, in connection with a financial consulting agreement between the Company and Boulder Enterprises, Inc., the Company issued Class B,

Class C, and Class D warrants to Boulder Enterprises, Inc., each of which is exercisable to purchase 500,000 shares of common stock at $1.37, $1.00 and $3.00, respectively. The Class B warrants have expired and the Class D and Class C warrants have been exercised.

         In July 1995, the Company granted each of Sheldon M. Rose, Jonathan Rosenberg and Robert Rubin options to purchase 20,000 shares of Common Stock, and Irwin Oringer options to purchase 15,000 shares of Common Stock, all exercisable at $1.50 per share.

         In 1995, the Company issued 500,000 shares of Common Stock to Boulder Enterprises, Inc. upon exercise of its Class B Warrant.

         In 1996, the Company granted Jonathan Rosenberg options to purchase 75,000 shares of Common Stock exercisable at $1.50 per share.

         In February 1996, in consideration for making a loan to the Company in the amount of $2,353,500, the Company issued Mr. Rubin 100,000 shares of its Series A Convertible Preferred Stock which are convertible at Mr. Rubin's option into 1,000,000 shares of the Company's Common Stock.

         In September 1996, the Company issued (i) 350,000 shares of Common Stock and (ii) options to purchase 150,000 shares of Common Stock at an exercise price of $2.50, to Gersten, Savage, Kaplowitz & Fredericks, LLP in consideration for providing certain legal and consulting services to the Company.

         In September 1996, Mr. Rubin converted an aggregate of approximately $3,500,000 in debt into 290,000 shares of the Company's 9% Class B Convertible Preferred Stock and 60,000 shares of the Company's 9% Class C Convertible Preferred Stock. Each of the Series B and Series C shares is convertible at the option of the holder into 10 shares of the Company's Common Stock.

         In November 1996, the Company issued options to purchase an aggregate of 1,060,000 shares of its Common Stock at an exercise price of $1.00 per share to 35 employees of the Company, including two executive officers and one outside director.

         In May 1997, the Company issued options to purchase an aggregate of 150,000 shares of its common stock pursuant to the November 1996 Plan, 50,000 of which were issued to Howard Katz, a director of the Company, and 100,000 of which were issued to Mr. Fredericks in connection with his agreeing to become a member of the Company's board of directors.

         In May 1997, the Company issued to Mr. Rubin 550,000 shares of Common Stock in connection with (i) Mr. Rubin's conversion of debt to equity, and (ii) Mr. Rubin deferring his monthly consulting fee. The issuance of this stock was approved in 1996.

         In May 1997, the Company authorized the issuance of 200,000 of Common Stock to Mr. Rubin in consideration of Mr. Rubin extending loans to the Company as well as extending a personal guarantee to Congress on behalf of the Company.

         Between May and July 1997, the Company issued an aggregate of 158,408 shares of Common Stock and options to acquire 200,000 shares of Common Stock to six consultants. Of the 200,000 options, 50,000 are exercisable at $1.75 per share and 150,000 are exercisable at $1.875 per share.

         From May 1997 through September 1997, the Company sold 1,250,000 shares of its Common Stock in a private placement of its securities in which it raised $2,500,000. In addition to these shares, the Company issued to European Community Capital a placement agent's warrant exercisable to purchase up to 200,000 shares of Common Stock at $3.3125 per share. The Company issued an option to a principle of the placement agent to purchase up to 100,000 shares of Common Stock at $2.00 per share.

         In October 1997, in part to raise capital for the Company's acquisition out of bankruptcy of the assets of Brownstone, the Company completed a private offering of its securities which raised $3,345,000 from accredited investors. The private placement consisted of units, each unit consisting of ten shares of Series E Preferred Stock and 7,500 shares of Common Stock at a purchase price of $10,000 per unit. As a result the Company will be issuing an aggregate of 3,345 shares of Series E Preferred Stock and 2,608,750 shares of Common Stock in the next few weeks.

Item 27.     Exhibits

3a.      Certificate of Incorporation, as amended*

3b       By-laws, amended*

3c       Amendment to Certificate of Incorporation*

4a       Form of Common Stock Certificate*

4b Form of Warrant Agency Agreement between the Registrant and North American Transfer Company*

4c       Revised form of Unit Purchase Option*

4d       Common Stock Purchase Warrant*

4e       Certificate of Designation of Class B of Class C Preferred Stock*****

5        Opinion of Gersten, Savage, Keplowitz & Fredericks, LLP

10a      Employment Agreement with Stuart A. Leiderman*

10b      Stock Option Plan*

10c      November 1996 Stock Option Plan*****

10d Exclusive Distributorship Agreement by and between Ambrose & Montgomery, Inc. and Diplomat Juvenile Corporation*

10e License Agreement by and between Diplomat Juvenile Corporation, Wesley Howell and Steve Prested*

10f Loshell Realty mortgages with Union State Bank and Stony Point Technical Park, Inc. and related Mortgage Notes, including Sheldon Rose guarantee of Union State Bank*

10g Agreement dated as of March 1, 1994 by and between Francine H. Nichols and Diplomat Corporation**

10h First Amendment to Exclusive Distributorship Agreement by and between Ambrose & Montgomery, Inc. and Diplomat Corporation**

10i Collateral Assignment of Trademarks and Trademark Licenses (Security Agreement) by and between Congress Financial Corporation and Diplomat Corporation**


10j Second Amendment to Exclusive Distributorship Agreement between Ambrose Montgomery, Inc. and Diplomat Corporation***

10k Amended and Restated Subordinated and Intercreditor Agreement dated as of February 9, 1996 by and among Congress Financial Corporation, Robert Rubin, American United Global, Inc., Joan Cooper and Anita Dimondstein, as agents, Diplomat Corporation and Biobottoms, Inc.****

10l Amendments No. 1, No. 2 and No. 3 to Loan and Security Agreement by and between Congress Financial Corporation and Diplomat
         Corporation.****

10m Loan and Security Agreement made as of February 9, 1996 by and among Robert M. Rubin, American United Global, Inc., Diplomat Corporation and Biobottoms, Inc. ****

10n Secured Subordinated Term Note dated February 9, 1996 in the principal amount of $2,353,100 of Diplomat Corporation payable to American United Global, Inc. ****

10o Secured Subordinated Term Note dated February 9, 1996 in the principal amount of $450,000 of Diplomat Corporation payable to American United Global, Inc. ****

10p      Biobottoms, Inc. Guarantee of $2,353,100 Secured Subordinated Term
         Note.****

10q      Biobottoms, Inc. Guarantee of $450,000 Secured Subordinated Term
         Note.****

10r Loan and Security Agreement dated February 9, 1996 by and between Congress Financial Corporation and Biobottoms, Inc.****

10s Diplomat Corporation Guarantee dated February 9, 1996 to Congress Financial Corporation of Biobottoms, Inc. Indebtedness.****

10t Collateral Assignment of Trademarks and Trademark Licenses dated February 9,1996 between Biobottoms, Inc. and Congress Financial Corporation.****

10u Security Agreement (Rights in Agreement and Plan of Merger) dated February 9, 1996 between Biobottoms, Inc. Diplomat Corporation and Congress Financial Corporation.****

10v Agreement and Plan of Merger by and among Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc. and Principal Stockholders, together with Amendment No. 1 thereto.****

10w      Consulting Service Agreement dated February 9, 1996 by and among

         Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc., and Anita Dimondstein.****

10x Consulting Service Agreement dated February 9, 1996 by and among Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc., and Joan Cooper.****

10y Asset Purchase Agreement dated as of September 24, 1997 by and among Diplomat Corporation and Jean Grayson's Brownstone Studio, Inc. and Wilroy Inc.

10z Bill of Sale provided by Jean Grayson's Brownstone Studio, Inc. and Wilroy, Inc.

10aa Assignment and Assumption Agreement dated October 30, 1997 between Brownstone Holdings, Inc., Jean Grayson's Brownstone Studio, Inc. and Wilroy, Inc.

10bb Loan and Security Agreement by and among Congress Financial Corporation and Jean Grayson's Brownstone Studio, Inc. dated February 28, 1997, as amended September 17, 1997.

10cc Junior Participation Agreement between Congress Financial Corporation, Robert M. Rubin and Jay M. Kaplowitz dated September 17, 1997.

21       Subsidiaries of the Registrant*****

23a      Consent of Feldman Radin & Co., P.C.

23b      Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP
         (included in Exhibit 5)

* Incorporated by reference to Diplomat Corporation Registration Statement No. 33-66910 NY

** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended January 1, 1994.

***      Incorporated by reference to Diplomat Corporation Registration No.
         33-95986

**** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended December 31, 1995.

***** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended September 30, 1996.

****** Incorporated by reference to Diplomat Corporation report on Form 8-K dated November 14, 1997.


(b) Reports on Form 8-K. The Registrant filed reports on Form 8-K for reportable events dated November 26, 1996, and November 14, 1997.


Item 28.     Undertakings

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any Prospectus required by section 10(a)(3) of the Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or
         (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

                                  SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 17, 1997.

DIPLOMAT CORPORATION

By: /s/ Jonathan Rosenberg           By: /s/ Irwin Oringer
    ------------------------------       -------------------------------------
    Jonathan Rosenberg, President        Irwin Oringer, Chief Accounting Officer

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Jonathan Rosenberg, President, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jonathan Rosenberg
-------------------------      Chief Executive Officer,       November 17, 1997
Jonathan Rosenberg             President and Director

/s/ Stuart A. Leiderman
-------------------------      Executive Vice President       November 17, 1997
Stuart A. Leiderman            and Director

/s/ Wesley C. Fredericks, Jr.
-------------------------      Director                       November 17, 1997
Wesley C. Fredericks, Jr.

/s/ Irwin Oringer
-------------------------      Chief Accounting Officer and   November 17, 1997
Irwin Oringer                  Controller

/s/ Robert M. Rubin
------------------------       Chairman of the Board          November 17, 1997
Robert M. Rubin



------------------------       Director                       November 17, 1997
Howard Katz

                             EXHIBIT INDEX
Exhibit                                                              Sequential
Number  Description                                                   Page No.
------- -----------                                                  ----------
3a      Certificate of Incorporation, as amended*

3b      By-laws, amended*

3c      Amendment to Certificate of Incorporation*

4a      Form of Common Stock Certificate*

4b Form of Warrant Agency Agreement between the Registrant and North American Transfer Company*

4c      Revised form of Unit Purchase Option*

4d      Common Stock Purchase Warrant*

4e      Certificate of Designation of Class B of Class C Preferred Stock*****

5       Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP

10a     Employment Agreement with Stuart A. Leiderman*

10b     Stock Option Plan*

10c     November 1996 Stock Option Plan*****

10d Exclusive Distributorship Agreement by and between Ambrose & Montgomery, Inc. and Diplomat Juvenile Corporation*

10e License Agreement by and between Diplomat Juvenile Corporation, Wesley Howell and Steve Prested*

10f Loshell Realty mortgages with Union State Bank and Stony Point Technical Park, Inc. and related Mortgage Notes, including Sheldon Rose guarantee of Union State Bank*

10g Agreement dated as of March 1, 1994 by and between Francine H. Nichols and Diplomat Corporation**

10h First Amendment to Exclusive Distributorship Agreement by and between Ambrose & Montgomery, Inc. and Diplomat Corporation**

10i Collateral Assignment of Trademarks and Trademark Licenses (Security Agreement) by and between Congress Financial Corporation and Diplomat Corporation**

10j Second Amendment to Exclusive Distributorship Agreement between Ambrose Montgomery, Inc. and Diplomat Corporation***


10k Amended and Restated Subordinated and Intercreditor Agreement dated as of February 9, 1996 by and among Congress Financial Corporation, Robert Rubin, American United Global, Inc., Joan Cooper and Anita Dimondstein, as agents, Diplomat Corporation and Biobottoms, Inc.****

10l Amendments No. 1, No. 2 and No. 3 to Loan and Security Agreement by and between Congress Financial Corporation and Diplomat
        Corporation.****

10m Loan and Security Agreement made as of February 9, 1996 by and among Robert M. Rubin, American United Global, Inc., Diplomat Corporation and Biobottoms, Inc. ****

10n Secured Subordinated Term Note dated February 9, 1996 in the principal amount of $2,353,100 of Diplomat Corporation payable to American United Global, Inc. ****

10o Secured Subordinated Term Note dated February 9, 1996 in the principal amount of $450,000 of Diplomat Corporation payable to American United Global, Inc. ****

10p     Biobottoms, Inc. Guarantee of $2,353,100 Secured Subordinated Term
        Note.****

10q     Biobottoms, Inc. Guarantee of $450,000 Secured Subordinated Term
        Note.****

10r Loan and Security Agreement dated February 9, 1996 by and between Congress Financial Corporation and Biobottoms, Inc.****

10s Diplomat Corporation Guarantee dated February 9, 1996 to Congress Financial Corporation of Biobottoms, Inc. Indebtedness.****

10t Collateral Assignment of Trademarks and Trademark Licenses dated February 9,1996 between Biobottoms, Inc. and Congress Financial Corporation.****

10u Security Agreement (Rights in Agreement and Plan of Merger) dated February 9, 1996 between Biobottoms, Inc. Diplomat Corporation and Congress Financial Corporation.****

10v Agreement and Plan of Merger by and among Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc. and Principal Stockholders, together with Amendment No. 1 thereto.****

10w Consulting Service Agreement dated February 9, 1996 by and among Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc., and Anita Dimondstein.****

10x Consulting Service Agreement dated February 9, 1996 by and among Diplomat Corporation, Diplomat Acquisition Corporation, Biobottoms, Inc., and Joan Cooper.****


10y Asset Purchase Agreement dated as of September 24, 1997 by and among Diplomat Corporation and Jean Grayson's Brownstone Studio, Inc. and Wilroy Inc.

10z Bill of Sale provided by Jean Grayson's Brownstone Studio, Inc. and Wilroy, Inc.

10aa Assignment and Assumption Agreement dated October 30, 1997 between Brownstone Holdings, Inc., Jean Grayson's Brownstone Studio, Inc. and Wilroy, Inc.

10bb Loan and Security Agreement by and among Congress Financial Corporation and Jean Grayson's Brownstone Studio, Inc. dated February 28, 1997, as amended September 17, 1997.

10cc Junior Participation Agreement between Congress Financial Corporation, Robert M. Rubin and Jay M. Kaplowitz dated September 17, 1997.

21      Subsidiaries of the Registrant*****

23a     Consent of Feldman Radin & Co., P.C.

23b     Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP
        (included in Exhibit 5)

* Incorporated by reference to Diplomat Corporation Registration Statement No. 33-66910 NY

** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended January 1, 1994.

***     Incorporated by reference to Diplomat Corporation Registration No.
        33-95986

**** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended December 31, 1995.

***** Incorporated by reference to Diplomat Corporation Annual Report on Form 10KSB for the year ended September 30, 1996.

****** Incorporated by reference to Diplomat Corporation report on Form 8-K dated November 15, 1997.